UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

CHURCHILL DOWNS INCORPORATED

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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Chairman and CEO’s Message

Dear Fellow Shareholders,

Our country faced unprecedented challenges in 2020 stemming from the COVID-19 global pandemic.

Our leadership teams’ quick actions to reduce our cost structure, preserve capital and provide additional financial resources in response to this crisis reflected the resilience necessary to weather these difficult times. We are proud of how our leadership team and our team members reacted quickly to the pandemic’s threat to our company and we want to personally thank each of them for their commitment and dedication. Their actions enabled our properties to reopen safely for our team members, our guests, and our communities.

In 2020, despite the adversity that our team faced, our portfolio of businesses still generated over $1 billion of revenue and $287 million of Adjusted EBITDA. Also, we had a total shareholder return in 2020 of 43%—a return that significantly exceeded the S&P 500, the Russell 2000, and the S&P Midcap 400 Index. We are especially proud of the following 2020 accomplishments:

●

In a very challenging environment, we safely ran the 146th Kentucky Derby, spectator-free on the first Saturday of September, generating double digit positive EBITDA. We protected the safety of our community and team members and also protected the reputation, the brand, and the long-term value of this iconic asset.

●	Our TwinSpires Horse Racing business delivered record revenue and Adjusted EBITDA.

●	The margin for our wholly-owned casino properties in the second half of 2020 was up 690 basis points excluding quarterly results for properties that were closed during this period.

●

We now have three historical racing machine (HRM) facilities that have generated nearly 600 full-time equivalent jobs for Kentucky and generated substantial purse money for Kentucky’s racetracks which in turn fuels the entire Kentucky horse industry.

–	Our Derby City Gaming business generated more Adjusted EBITDA in 2020 than in 2019 despite being closed for approximately 100 days in 2020.

–

We opened our Oak Grove Racing, Gaming & Hotel Facility including a hotel in southwest Kentucky, in mid-September 2020 and we opened our Newport Racing and Gaming Facility in Newport, Kentucky in October 2020.

2021 is a transition year for our company. We have already begun to reinvigorate our organic growth plans:

●	We remain committed to protecting and building our iconic asset—The Kentucky Derby. We will announce an updated expansion plan for Churchill Downs Racetrack.

●	We are building our Turfway Park HRM facility.

●	We will further invest in and grow our Derby City Gaming, Oak Grove and Newport properties.

●	We are building an expansion at Rivers Casino Des Plaines.

●	We will remain disciplined in growing our TwinSpires Horse Racing business—the most profitable online wagering platform - and building a long-term profitable TwinSpires Sports and Casino business.

●	We will remain focused on maintaining safety and health protocols as we efficiently grow our gaming properties and acquire strategic gaming properties at reasonable multiples.

We remain thoughtful stewards of our shareholders’ capital and will invest capital to create long-term shareholder value while maintaining capacity for dividend growth and opportunistic share repurchases. We are well-positioned to capitalize on our growth pipeline as we return to lower leverage levels. We look forward to our businesses returning to full throttle, accelerating the growth from our newer properties, and executing our organic growth opportunities over the coming years.

R. Alex Rankin Chairman of the Board	William C. Carstanjen Chief Executive Officer

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE AND TIME:	Tuesday, April 20, 2021, at 9:00 a.m. Eastern Time

PLACE:	Via a live audio-only webcast at www.proxydocs.com/CHDN. There is no physical location for the 2021 Annual Meeting.

AGENDA:

I.   To elect the three (3) Class I Directors identified in this Proxy Statement for a term of three (3) years (Proposal No. 1);

II.  To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021 (Proposal No. 2);

III.   To conduct an advisory vote to approve executive compensation (Proposal No. 3); and

IV.   To transact such other business as may properly come before the meeting or any adjournment thereof, including matters incident to its conduct.

RECORD DATE:

The close of business on March 1, 2021, has been fixed as the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting. Only shareholders of record at that time will be entitled to notice of and to vote at the Annual Meeting and at any adjournments thereof.

VOTING:

To attend and vote during the Annual Meeting visit www.proxydocs.com/CHDN. All shareholders, including those who expect to attend the Annual Meeting virtually, are urged to vote prior to the Annual Meeting by telephone or Internet or by requesting and promptly signing and returning a proxy card, as more fully described in the Notice of Internet Availability of Proxy Materials.

March 11, 2021

                By Order of the Board of Directors.

                BRADLEY K. BLACKWELL

                Senior Vice President,

                General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 20, 2021

The Company’s Proxy Statement for the 2021 Annual Meeting of Shareholders and the Annual Report to

Shareholders for the fiscal year ended December 31, 2020 are available at

http://www.churchilldownsincorporated.com/proxy

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Proxy Statement

600 N. HURSTBOURNE PARKWAY, STE. 400

LOUISVILLE, KENTUCKY 40222

PROXY STATEMENT

Annual Meeting of Shareholders to be held on April 20, 2021

The Board of Directors (the “Board of Directors” or “Board”) of Churchill Downs Incorporated (“Company” “or “CHDN”) is soliciting proxies to be voted at the 2021 Annual Meeting of Shareholders to be held on Tuesday, April 20, 2021, at 9:00 a.m. Eastern Time (the “Annual Meeting”), and at any adjournment or postponement thereof. In light of the ongoing COVID-19 pandemic, for the safety of our employees, directors and shareholders, we have determined that the Annual Meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. You will be able to attend and participate in the Annual Meeting online by visiting www.proxydocs.com/CHDN. Certain officers and directors of the Company and persons acting under their instruction may also solicit proxies on behalf of the Board of Directors by means of telephone calls, personal interviews and mail at no additional expense to the Company. The Notice of Internet Availability of Proxy Materials (the “Notice”) was first mailed on or about March 11, 2021.

Voting Rights

Only holders of record of the Company’s Common Stock, no par value (“Common Stock”), on March 1, 2021 (the “Record Date”), are entitled to notice of and to vote at the Annual Meeting. On that date, 38,521,617 shares of Common Stock were outstanding and entitled to vote. Each shareholder has one vote per share on all matters coming before the Annual Meeting. The shareholders of the Company do not have cumulative voting rights in the election of directors. Abstentions or “withhold” votes, as applicable, and broker non-votes are not counted in determining the number of votes required for the election of a director or passage of any matter submitted to the shareholders. Abstentions or “withhold” votes and broker non-votes are counted for purposes of determining whether a quorum exists. For more information regarding broker non-votes, see “What is a broker non-vote?” below.

To ensure the presence of a quorum, please vote over the Internet, by telephone or by mail as instructed in these materials as promptly as possible. If a shareholder executes and returns a proxy card, but does not specify otherwise, the shares represented by the shareholder’s proxy will be voted: (i) for the election of each of the three director nominees listed below under “Election of Directors”; (ii) for the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021; (iii) for the advisory approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “SEC”); and (iv) in the discretion of the person or persons voting the proxies, on such other business as may properly come before the Annual Meeting or any adjournments thereof.

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Proxy Statement

Voting Instructions and Information

When and where is our Annual Meeting?

We will hold our Annual Meeting on Tuesday, April 20, 2021 at 9:00 a.m. Eastern Time online at www.proxydocs.com/CHDN.

How are we distributing our proxy materials?

In accordance with the “notice and access” rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record (the “full set delivery” option), we are furnishing proxy materials to our shareholders over the Internet (the “notice only” option). A company may use either option, “notice only” or “full set delivery,” for all of its shareholders or may use one method for some shareholders and the other method for others. We believe the “notice only” process expedites shareholders’ receipt of proxy materials and reduces the costs and environmental impact of our Annual Meeting. The Company will bear the entire cost of the solicitation.

On March 11, 2021, we began mailing a Notice to our shareholders containing instructions on how to access this Proxy Statement and our 2020 Annual Report on Form 10-K and vote online, as well as instructions on how to receive paper copies of these documents for shareholders who so select. This Proxy Statement and the 2020 Annual Report on Form 10-K are also available at http://www.churchilldownsincorporated.com/proxy.

Who can vote and ask questions at the Annual Meeting?

You are entitled to vote or direct the voting of your shares of CHDN Common Stock if you were a shareholder of record or if you held CHDN Common Stock in “street name” at the close of business on the Record Date (Monday, March 1, 2021). On that date, 38,521,617 shares of CHDN Common Stock were outstanding. Each share of CHDN Common Stock held by you on the Record Date is entitled to one vote.

To vote and ask questions during the Annual Meeting, you must be properly logged into the meeting website, as explained below under “What do I need to attend, and vote at, the Annual Meeting?” We will respond to questions submitted that are applicable to our business and otherwise in compliance with the rules of conduct for the meeting.

How many votes must be present to hold the Annual Meeting?

We must have a “quorum” to conduct the Annual Meeting. A majority of the outstanding shares of Common Stock entitled to vote, represented in person by virtual attendance or by proxy, shall constitute a quorum. Once a share is represented for any purpose at the Annual Meeting, it will be deemed present for quorum purposes for the remainder of the Annual Meeting and for any adjournment of the Annual Meeting, unless a new record date must be set for the adjourned meeting.

What do I need to attend, and vote at, the Annual Meeting?

In order to attend the Annual Meeting, you must register in advance at www.proxydocs.com/CHDN prior to the deadline of April 16, 2021 at 5:00 p.m. (Eastern Time). Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and to submit questions prior to the Annual Meeting. Only CHDN shareholders of record as of the close of business on the Record Date will be permitted to attend the Annual Meeting. If you hold shares in “street name,” you will also need a valid “legal proxy” in order to vote at the Annual Meeting, which you can obtain by contacting your account representative at the broker, bank or similar institution through which you hold your shares. This legal proxy must be submitted with your registration to be able to vote your shares at the Annual Meeting.

What proposals will be voted on at the Annual Meeting?

The following proposals from the Company will be considered and voted on at the Annual Meeting:

1.	To elect the three (3) Class I Directors identified in this Proxy Statement for a term of three (3) years (Proposal No. 1);

2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021 (Proposal No. 2); and

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Proxy Statement

3.	To conduct an advisory vote to approve the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 3).

You may also vote on any other business as may properly come before the Annual Meeting or any adjournment thereof, including matters incident to the Annual Meeting’s conduct.

How does the Board of Directors recommend I vote?

CHDN’s Board of Directors unanimously recommends that you vote:

1.	“FOR” each of the three (3) director nominees identified in this Proxy Statement under “Election of Directors” to the Board of Directors.

2.	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

3.	“FOR” the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

How do I vote?

You may cast your vote in one of four ways:

●

By Submitting a Proxy by Internet. Go to the following website: www.proxypush.com/CHDN. You may submit a proxy by Internet 24 hours a day. To be valid, your proxy by Internet must be received by the time of the Annual Meeting. When you access the website, follow the instructions to create an electronic voting instruction form.

●

By Submitting a Proxy by Telephone. To submit a proxy using the telephone, call 1-866-284-6863 any time on a touch-tone telephone. There is NO CHARGE to you for the call in the United States or Canada. International calling charges apply outside the United States and Canada. You may submit a proxy by telephone 24 hours a day, 7 days a week. Follow the simple prompts and instructions provided by the recorded message. To be valid, your proxy must be received by the Annual Meeting.

●

By Submitting a Proxy by Mail. If you have requested and received a proxy card by mail, mark your proxy card, sign and date it, and return it in the prepaid envelope that was provided or return it to: Proxy Tabulator for Churchill Downs Incorporated, P.O. Box 8016, Cary, North Carolina 27512-9903. To be valid, your proxy must be received by the Annual Meeting.

●

During the Annual Meeting. To vote during the live webcast of the Annual Meeting, you must first register at www.proxydocs.com/CHDN. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you access to the Annual Meeting and to submit questions prior to the Annual Meeting. Please be sure to follow instructions found on your proxy card and/or voting authorization form and subsequent instructions that will be delivered to you via email. Shareholders will be able to attend the Annual Meeting platform with the webcast beginning at 8:45 a.m. (Eastern Time) on April 20, 2021 pursuant to the unique access instructions they receive following their registration at www.proxydocs.com/CHDN.

How can I revoke my proxy or substitute a new proxy or change my vote?

You can revoke your proxy or substitute a new proxy by use of any of the following means:

For a Proxy Submitted by Internet or Telephone

●	Submitting in a timely manner a new proxy through the Internet or by telephone that is received prior to the Annual Meeting;

●	Requesting, executing and mailing a later-dated proxy card that is received prior to the Annual Meeting; or

●	Voting during the virtual Annual Meeting.

For a Proxy Submitted by Mail

●	Executing and mailing another proxy card bearing a later date that is received prior to the Annual Meeting;

2021 Proxy Statement | 3

Proxy Statement

●

Giving written notice of revocation to CHDN’s Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222 that is received by CHDN prior to 11:59 p.m., Eastern Time, on April 19, 2021; or

●	Voting during the virtual Annual Meeting.

What is a broker non-vote?

Brokers, banks or other nominees holding shares on behalf of a beneficial owner may vote those shares in their discretion on certain “routine” matters even if they do not receive timely voting instructions from the beneficial owner. With respect to “non-routine” matters, the broker, bank or other nominee is not permitted to vote shares for a beneficial owner without timely received voting instructions. The only routine matter to be presented at the Annual Meeting is the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021. The remaining proposals to be presented at the Annual Meeting are considered non-routine.

A broker non-vote occurs when a broker, bank or other nominee does not vote on a non-routine matter because the beneficial owner of such shares has not provided voting instructions with regard to such matter. If a broker, bank or other nominee exercises its discretionary voting authority on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021, such shares will be considered present at the Annual Meeting for quorum purposes and broker non-votes will occur as to each of the other proposals presented at the Annual Meeting. Broker non-votes will have no impact on the voting results of the election of directors or the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

How will my shares be voted if I return a blank proxy card or a blank voting instruction card?

If you are a holder of record of shares of our common stock and you sign and return a proxy card without giving specific voting instructions, your shares will be voted:

1.	“FOR” each of the three (3) director nominees identified in this Proxy Statement under “Election of Directors” to the Board of Directors.

2.	“FOR” the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021.

3.	“FOR” the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement.

If you hold your shares in street name via a broker, bank or other nominee and return a signed but blank voting instruction card (and do not otherwise provide the broker, bank or other nominee with voting instructions), your shares:

●	will be counted as present for purposes of establishing a quorum;

●

will be voted in accordance with the broker’s, bank’s or other nominee’s discretion on “routine” matters, which includes only the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021; and

●

will not be counted in connection with the election of directors, the proposal to approve, on a non-binding advisory basis, the executive compensation of the Company’s named executive officers as disclosed in this Proxy Statement, or any other non-routine matters that are properly presented at the Annual Meeting. For each of these proposals, your shares will be treated as “broker non-votes.”

Our Board knows of no matter to be presented at the Annual Meeting other than the proposals described above. If any other matters properly come before the Annual Meeting upon which a vote properly may be taken, shares represented by all proxies received by us on the proxy card will be voted with respect thereto as permitted and in accordance with the judgment of the proxy holders.

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Proxy Statement

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of the Record Date (except as otherwise indicated below) regarding the beneficial ownership of the Common Stock by the only persons known by the Company to beneficially own more than five percent (5%) of the Common Stock, each director and director nominee of the Company, each named executive officer (as defined in “Executive Compensation—2020 Summary Compensation Table” herein), and the Company’s directors and executive officers as a group. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all of the shares of Common Stock shown as beneficially owned by them. The percentage of beneficial ownership is calculated based on 38,521,617 shares of Common Stock outstanding as of the Record Date. We are not aware of any pledge of our Common Stock or any other arrangements the operation of which may at a subsequent date result in a change in control of our Company.

Name of Beneficial Owner	Amount and Nature Of Beneficial Ownership		Percent of Class

BlackRock, Inc. and affiliates 55 East 52nd Street New York, NY 10055	4,949,949	(1)	12.85

The Vanguard Group, Inc. and affiliates 100 Vanguard Blvd. Malvern, PA 19355	3,289,869	(2)	8.54

FMR LLC and affiliates 245 Summer Street. Boston, MA 02210	3,509,049	(3)	9.11

CDI Holdings LLC 845 Larch Avenue Elmhurst, IL 60126	2,617,773	(4)	6.80

Ulysses L. Bridgeman, Jr.	21,840	(5)	*

Robert L. Fealy	56, 695	(6)	0.15

Douglas C. Grissom	8,198	(7)	*

Daniel P. Harrington	628,297	(8)	1.63

Karole F. Lloyd	14,011	(9)	*

R. Alex Rankin	43,288	(10)	0.11

Paul C. Varga	9,781	(11)	*

William C. Carstanjen	544,807	(12)	1.41

William E. Mudd	254,403	(13)	0.66

Marcia A. Dall	41,146	(14)	0.11

Austin W. Miller	27,341	(15)	0.07

11 Directors and Executive Officers as a Group	1,649,807	(16)	4.28

*	Less than 0.1%.

(1)

Based on a Schedule 13G/A filed with the SEC on January 27, 2021, reporting the beneficial ownership of BlackRock, Inc. and its subsidiaries specified therein (“BlackRock”) as of December 31, 2020. As reported in such filing, BlackRock has sole voting power over 4,896,838 shares, sole dispositive power over 4,949,949 shares and no shared voting or dispositive power over any shares.

(2)

Based on a Schedule 13G/A filed with the SEC on February 10, 2021, reporting the beneficial ownership of The Vanguard Group and its subsidiaries specified therein (“Vanguard”) as of December 31, 2020. As reported in such filing, Vanguard has sole voting power over 0 shares, sole dispositive power over 3,175,819 shares, shared voting power over 86,631 shares and shared dispositive power over 114,050 shares.

(3)

Based on a Schedule 13G/A filed with the SEC on February 8, 2021, reporting the beneficial ownership of FMR LLC and its subsidiaries specified therein (“FMR”) as of December 31, 2020. As reported in such filing, FMR has sole voting power over 123,317 shares, sole dispositive power over 3,509,049 shares, and no shared voting or dispositive power over any shares.

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Proxy Statement

(4)

Based on a Schedule 13D/A filed with the SEC on February 2, 2021, reporting the beneficial ownership of (i) The Duchossois Group, Inc. (“TDG”), (ii) Richard L. Duchossois, (iii) CDI Holdings LLC (“Holdings”), and (iv) Craig J. Duchossois, as of February 1, 2021. TDG and Holdings reported shared dispositive power over 2,000,000 shares. Richard L. Duchossois reported sole voting and dispositive power over 617,773 shares. Craig J. Duchossois reported sole voting and dispositive power over 120,000 shares. For purposes of Rule 13d-3, Richard and Craig Duchossois may be deemed to share beneficial ownership of the Holdings shares. Both Richard and Craig Duchossois disclaim beneficial ownership of the Holdings shares. On February 1, 2021, the Company entered into an agreement with Holdings to repurchase 1,000,000 shares. See page 52 “Certain Relationships and Related Transactions” for more information.

(5)

Includes 5,740 deferred stock units, which Mr. Bridgeman has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 16,100 restricted stock units awarded by the Company for his board service, over which Mr. Bridgeman has neither voting nor dispositive power until immediately following his resignation or retirement from the Board.

(6)

Includes 35,107 deferred stock units, which Mr. Fealy has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 21,588 restricted stock units awarded by the Company for his board service, over which Mr. Fealy has neither voting nor dispositive power until immediately following his resignation or retirement from the Board.

(7)

Includes 3,187 deferred stock units, which Mr. Grissom has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 5,011 restricted stock units awarded by the Company for his board service, over which Mr. Grissom has neither voting nor dispositive power until immediately following his resignation or retirement from the Board.

(8)

Mr. Harrington shares voting and investment power with respect to 572,676 shares held by TVI Corp. He specifically disclaims beneficial ownership of these shares. Figure illustrated includes 34,033 deferred stock units, which Mr. Harrington has elected to defer pursuant to the Company’s deferred compensation plan. Also includes 21,588 restricted stock units awarded by the Company for his board service, over which Mr. Harrington has neither voting nor dispositive power until immediately following his resignation or retirement from the Board. Figure illustrated does not include 97,602 shares held by the Veale Foundation. Mr. Harrington is a member of the Board of Trustees of the Veale Foundation, but Mr. Harrington disclaims beneficial ownership of those shares.

(9)

Includes 5,011 restricted stock units awarded by the Company for her board service, over which Ms. Lloyd has neither voting nor dispositive power until immediately following her resignation or retirement from the Board.

(10)

Includes 21,588 restricted stock units awarded by the Company for his board service, over which Mr. Rankin has neither voting nor dispositive power until immediately following his resignation or retirement from the Board.

(11)

Includes 1,781 restricted stock units awarded by the Company for his board service, over which Mr. Varga has neither voting nor dispositive power until immediately following his resignation or retirement from the Board.

(12)

Excludes 6,864 restricted stock units deferred under the Company’s Deferral Plan. Excludes 88,412 restricted stock units, tied to Mr. Carstanjen’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2021, at which time 22,427 units shall vest without restriction; December 31, 2022, at which time 12,069 units shall vest without restriction; December 31, 2023, at which time 5,205 units shall vest without restriction; October 30, 2022, at which time 12,177 units shall vest without restriction; October 30, 2023, at which time 12,177 units shall vest without restriction; October 30, 2024, at which time 12,177 units shall vest without restriction; and October 30, 2025, at which time the remaining 12,180 units shall vest without restriction. Excludes 181,898 performance stock units (“PSUs”) awarded under the Company’s executive long term incentive compensation plan over which Mr. Carstanjen has neither voting nor dispositive power until December 31, 2021, at which time the performance period ends with regard to 33,719 PSUs; December 31, 2022, at which time the performance period ends with regard to 20,592 PSUs, and October 30, 2021, at which time the performance period ends with regard to the remaining 127,587 PSUs, which shall thereafter vest based upon Mr. Carstanjen’s continued service to the Company according to the following schedule: 31,897 units on October 30th of each of 2022, 2023, and 2024, respectively, and 31,896 units on October 30, 2025. Further excludes all PSUs to be awarded to Mr. Carstanjen under the Company’s executive long-term incentive compensation plan for the performance period of January 1, 2021 through December 31, 2023.

(13)

Excludes 48,171 restricted stock units, tied to Mr. Mudd’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2021, at which time 9,875 units shall vest without restriction; December 31, 2022, at which time 5,486 units shall vest without restriction; December 31, 2023, at which time 2,366 units shall vest without restriction; October 30, 2022, at which time 7,611 units shall vest without restriction; October 30, 2023, at which time 7,611 units shall vest without restriction; October 30, 2024, at which time 7,611 units shall vest without restriction; and October 30, 2025, at which time the remaining 7,611 units shall vest without restriction. Excludes 103,391 PSUs awarded under the Company’s executive long term incentive compensation plan over which Mr. Mudd has neither voting nor dispositive power until December 31, 2021, at which time the performance period ends with regard to 14,288 PSUs; December 31, 2022, at which time the performance period ends with regard to 9,360 PSUs, and October 30, 2021, at which time the performance period ends with regard to the remaining 79,743 PSUs, which shall thereafter vest based upon Mr. Mudd’s continued service to the Company according to the following schedule: 19,936 units on October 30th of each of 2022, 2023, and 2024,

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respectively; and 19,935 units on October 30, 2025. Further excludes all PSUs to be awarded to Mr. Mudd under the Company’s executive long term incentive compensation plan for the performance period of January 1, 2021 through December 31, 2023.

(14)

Excludes 1,352 restricted stock units deferred under the Company’s Deferral Plan. Excludes 8,185 restricted stock units, tied to Ms. Dall’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2021, at which time 4,467 units shall vest without restriction; December 31, 2022, at which time 2,535 units shall vest without restriction; and December 31, 2023, at which time the remaining 1,183 units shall vest without restriction. Excludes 10,343 PSUs awarded under the Company’s executive long term incentive compensation plan over which Ms. Dall has neither voting nor dispositive power until December 31, 2021, at which time the performance period ends with regard to 6,287 PSUs; and December 31, 2022, at which time the performance period ends with regard to the remaining 4,056 PSUs. Further excludes all PSUs to be awarded to Ms. Dall under the Company’s executive long-term incentive compensation plan for the performance period of January 1, 2021 through December 31, 2023.

(15)

Excludes 6,352 restricted stock units, tied to Mr. Miller’s continued service to the Company, awarded under the Company’s 2016 Omnibus Stock Incentive Plan over which Mr. Miller has neither voting nor dispositive power until December 31, 2021, at which time 3,576 units shall vest without restriction; December 31, 2022, at which time 1,908 units shall vest without restriction; and December 31, 2023, at which time the remaining 868 units shall vest without restriction. Excludes 6,549 PSUs awarded under the Company’s executive long-term incentive compensation plan over which Mr. Miller has neither voting nor dispositive power until December 31, 2021, at which time the performance period ends with regard to 3,429 PSUs; and December 31, 2021, at which time the performance period ends with regard to the remaining 3,120 PSUs. Further excludes all PSUs to be awarded to Mr. Miller under the Company’s executive long-term incentive compensation plan for the performance period of January 1, 2021 through December 31, 2023.

(16)	See table on page 8 and “Information about our Executive Officers”.

2021 Proxy Statement | 7

Proxy Statement

Information about our Executive Officers

The Company’s executive officers, as listed below, are elected annually to their executive offices and serve at the pleasure of the Board of Directors.

Name and Age	Position(s) With Company and Term of Office

William C. Carstanjen(1) Age: 53	Chief Executive Officer since August 2014; President and Chief Operating Officer from March 2011 to August 2014; Chief Operating Officer from January 2009 to March 2011; Executive Vice President and Chief Development Officer from June 2005 to January 2009; General Counsel from June 2005 to December 2006

William E. Mudd(2) Age: 49	President and Chief Operating Officer since October 2015; President and Chief Financial Officer from August 2014 to October 2015; Executive Vice President and Chief Financial Officer from October 2007 to August 2014

Marcia A. Dall(3) Age: 57	Executive Vice President and Chief Financial Officer since October 2015

Austin W. Miller(4) Age: 57	Senior Vice President, Gaming Operations since August 2013; President of Calder Casino & Race Course from June 2010 to August 2013; President of Fair Grounds Race Course & Slots from October 2008 to June 2010; Vice President and General Manager of Fair Grounds Race Course & Slots from May 2007 to October 2008

(1)

Prior to joining the Company, Mr. Carstanjen was employed at General Electric Company (“GE”). From 2004 through June 2005, he served as the Managing Director and General Counsel of GE Commercial Finance, Energy Financial Services. From 2002 to 2004, he served as General Counsel of GE Specialty Materials and, from 2000 to 2002, he served as Transactions and Finance Counsel of GE Worldwide Headquarters. Mr. Carstanjen began his career as an attorney with Cravath, Swaine & Moore LLP in New York City, specializing in mergers and acquisitions and other corporate transactions.

(2)

Prior to joining the Company, Mr. Mudd was employed at GE. From 2006 through October 2007, he served as Chief Financial Officer, Global Commercial & Americas P&L of GE Infrastructure, Water & Process Technologies. From 2004 to 2006, he served as Chief Financial Officer, Supply Chain, Information Technology and Technology Finance, GE Consumer & Industrial Europe, Middle East, & Africa, Budapest and Hungary and, from 2002 to 2004, he served as Manager, Global Financial Planning & Analysis and Business Development at GE FANUC in Charlottesville, Virginia.

(3)

Prior to joining the Company, Ms. Dall was employed at Erie Indemnity Company, a company providing sales, underwriting and administrative services to Erie Insurance Exchange, where from March 2009 through October 2015, she served as Executive Vice President and Chief Financial Officer. From January 2008 until March 2009, she served as Chief Financial Officer of the Healthcare division at CIGNA Corporation. Prior to CIGNA, Ms. Dall was a corporate officer and the Chief Financial Officer for the International and U.S. Mortgage Insurance segments of Genworth Financial, a former subsidiary of GE. Ms. Dall began her career in 1985 in the Financial Management Program at GE and held various leadership roles both in finance and operations over her twenty-plus year tenure with GE. Ms. Dall is a Certified Public Accountant.

(4)

Prior to joining the Company, Mr. Miller was employed by Harrah’s Entertainment, Caesars Entertainment, and Grand Casinos from 1992 to 2007. From 2005 to 2007, he served as the Vice President of Gaming Operations for Harrah’s New Orleans. From 2001 to 2005, he served in a number of senior executive roles including Senior Vice President of Operations for Grand Casino Gulfport. From 2000 to 2001, he served as the Vice President of Guest Services for Grand Casino Tunica. From 1996 to 2000, he served as the Director of Guest Services for Grand Casino Biloxi. From 1995 to 1996, he served as the Regional Director of the Grand Advantage Player’s Club for Grand Casino Gulfport & Grand Casino Biloxi. From 1992 to 1995, he served as Corporate Marketing Representative and Director of Business Relations for Grand Casinos Incorporated. Miller began his gaming career in 1983.

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Election of Directors (Proposal No. 1)

ELECTION OF DIRECTORS (Proposal No. 1)

At the Annual Meeting, shareholders will vote to elect the three (3) persons identified below to serve in Class I of the Board of Directors and to hold office for a term of three (3) years expiring at the 2024 annual meeting of shareholders and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

The Amended and Restated Bylaws of the Company provide that the Board of Directors shall be composed of not fewer than three (3) nor more than fifteen (15) members, the exact number to be established by the Board of Directors, and further provide for the division of the Board of Directors into three (3) approximately equal classes, of which one (1) class is elected annually to a three (3) year term. Currently the Board of Directors is comprised of eight (8) directors, with three (3) directors in Class I, two (2) directors in Class II and three (3) directors in Class III.

The Nominating and Governance Committee has recommended, and the Board has approved, the nomination of the three (3) persons named in the following table for election as directors in Class I. The nominees currently serve as members of Class I and have agreed to serve if re-elected.

Directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present. With each shareholder having one vote per share to cast for each director position, the nominees receiving the greatest number of votes will be elected. The biographical information for our directors and director nominees below includes information regarding certain of the experiences, qualifications, attributes and skills that led to the determination that such individuals are qualified to serve on the Board of Directors.

✓	The Board of Directors recommends a vote “FOR” the election of the directors in Class I named below.

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Election of Directors (Proposal No. 1)

Election of Directors

The following table sets forth information relating to the Class I director nominees of the Company who are proposed to the shareholders for election to serve as directors for a term of three (3) years, expiring at the 2024 annual meeting of shareholders, and thereafter until their respective successors shall be duly elected and qualified or until the earlier of their resignation, death or removal.

Class I—Nominated for Terms Expiring in 2024

William C. Carstanjen Age: 53 Director since 2015	Mr. Carstanjen was named the Company’s twelfth Chief Executive Officer in August 2014 and appointed to the Board of Directors in July 2015. Mr. Carstanjen served as the Company’s President and Chief Operating Officer (2011-2014), the Company’c Chief Operating Officer (2009-2011) and as Executive Vice President, General Counsel and Chief Development Officer for the Company (2005-2009). Mr. Carstanjen joined the Company in July 2005 after serving as an executive with General Electric Company. Mr. Carstanjen began his career as an attorney with Cravath, Swaine & Moore LLP in New York City, specializing in mergers and acquisitions, corporate finance and corporate governance. Mr. Carstanjen brings a wealth of experience and knowledge to his leadership role at the Company. Throughout his tenure, Mr. Carstanjen has led the Company’s diversification strategy into online wagering and regional casino gaming, as well as led the growth of the Kentucky Oaks and Kentucky Derby events. Mr. Carstanjen is a Director of Glenview Trust Company.

Karole F. Lloyd Age: 62 Director since 2018	Mrs. Lloyd was elected to the Board of Directors in 2018 and serves as Chair of the Audit Committee. Mrs. Lloyd has served on the Board of Directors of Aflac Inc. since January 2017 and currently serves as the Chair of the Audit and Risk Committee and a member of the Executive Committee and the Finance and Investment Committee of the Aflac Inc., Board of Directors. Mrs. Lloyd is the retired Vice Chair and Southeast Regional Managing Partner for Ernst & Young LLP (“EY”). From 2009 through her retirement in 2016, she served as a member of the US Executive Board, Americas Operating Executive and the Global Practice Group for EY. In her 37-year career at EY, Mrs. Lloyd served many of EY’s highest profile clients through mergers, IPOs, acquisitions, divestitures, and across numerous industries including banking, insurance, consumer products, transportation, real estate, manufacturing, and retail. Mrs. Lloyd is active in the Atlanta community, working with the Metro Atlanta Chamber of Commerce and The Rotary Club of Atlanta. She was previously the Chair of the Atlanta Symphony Orchestra Board of Directors. Mrs. Lloyd is active in supporting many colleges and universities throughout the southeast, including serving on the President’s Advisory Council and the Board of Visitors at the University of Alabama. Mrs. Lloyd qualifies as an Audit Committee Financial Expert, which makes her well suited for her current role as the Chair of the Company’s Audit Committee and as a member of the Board.

Paul C. Varga Age: 57 Director since 2020	Mr. Varga was appointed to the Board of Directors on February 25, 2020. Mr. Varga is the former Chairman and Chief Executive Officer of Brown-Forman Corporation, a public global spirits and wine company. Mr. Varga served as Chairman and Chief Executive Officer of Brown-Forman Corporation from August 2007 until his retirement in December 2018. He served as President and Chief Executive Officer of Brown-Forman Beverages (a division of Brown-Forman Corporation) from 2003 to 2005, and as Global Chief Marketing Officer for Brown-Forman Spirits from 2000 to 2003. In addition to Mr. Varga’s many years of leadership experience in the role of Chief Executive Officer and as a public company board member, he also has considerable expertise and experience in corporate finance, strategy, building brand awareness, product development, marketing, distribution and sales. Mr. Varga currently serves on the Board of Directors of Macy’s, Inc. as Chair of the Compensation and Management Development Committee and as a member of the Finance Committee. He previously served on the Board of Directors of Brown-Forman Corporation from 2003 until July 2019.

(1)

Summaries above include directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Exchange Act, subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other present or former directorships or positions considered significant by them.

The Board of Directors has no reason to believe that any of the nominees will be unavailable to serve as a director. If any nominee should become unavailable before the Annual Meeting, the persons named in the proxy, or their substitutes, reserve the right to vote for substitute nominees selected by the Board of Directors.

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Election of Directors (Proposal No. 1)

Continuing Directors

The following tables set forth information relating to the Class II and Class III directors of the Company who will continue to serve as directors until the expiration of their respective terms of office.

Class II—Terms Expiring in 2022

Ulysses L. Bridgeman, Jr. Age: 67 Director since 2012	Mr. Bridgeman is the owner and chief executive officer of Heartland Coca-Cola Bottling Company, LLC (“Heartland”), which owns and operates a Coca-Cola production and manufacturing facility in Lenexa, Kansas and seventeen Coca-Cola distribution facilities across various Midwestern states, including Kansas, Missouri, and Illinois. Prior to his February 2017 acquisition of Heartland, Mr. Bridgeman was the owner and chief executive officer of various companies operating over 450 restaurants in 20 states, including 263 Wendy’s restaurants and 123 Chili’s restaurants. From 1975 to 1983, and from 1986 to 1987, Mr. Bridgeman played professional basketball with the Milwaukee Bucks, and from 1983 to 1986, he played for the Los Angeles Clippers. Mr. Bridgeman currently serves on the Board of Directors of Meijer, Inc., the Naismith Basketball Hall of Fame, Simmons College, the West End School, and Central Bank and Trust Company as a member of the Audit Committee. He is a former Director of the James Graham Brown Foundation and served as past chairman of the Board of Trustees of the University of Louisville. Mr. Bridgeman’s current role as a CEO and extensive leadership experience make him ideally qualified as a member of the Board.

R. Alex Rankin Age: 65 Director since 2008	Mr. Rankin is the Chairman of the Board of Sterling G. Thompson Company, LLC (a private insurance agency and broker), and the President of Upson Downs Farm, Inc. (a thoroughbred breeding and racing operation). He is also Vice Chairman and Director of Glenview Trust Company and a member of The Jockey Club. Mr. Rankin is a Trustee and former Chairman of the James Graham Brown Foundation (a private, non-profit foundation that fosters the well-being, quality of life, and image of Louisville and Kentucky by actively supporting and funding projects in the fields of civic affairs, economic development, education, and health and general welfare, which since 1954 has awarded over 3,200 grants totaling over $610 million). Among other exceptional personal and professional attributes, Mr. Rankin’s expertise in the areas of finance and risk management, as well as his experience in the business of thoroughbred horseracing, qualify Mr. Rankin as a member of the Board of Directors.

(1)	Except as noted with respect to Mr. Bridgeman, there has been no change in principal occupation or employment during the past 5 years.

(2)

Summaries above include directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain nominees, other present or former directorships or positions considered significant by them.

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Election of Directors (Proposal No. 1)

Class III—Terms Expiring in 2023

Robert L. Fealy Age: 69 Director since 2000	Mr. Fealy currently serves as Managing Director of Limerick Investments, LLC, an investment firm, and co-founder and President of Aluminate, Inc., which provides data analytics solutions to universities, colleges and other not-for-profit institutions. He retired effective June 30, 2014 as President, Chief Operating Officer and Director of The Duchossois Group, Inc. (a family owned company which held diversified business interests in companies with leading brands in the residential security, lighting and convenience products markets and the commercial control, automation and digital media markets). While Mr. Fealy was originally nominated to serve as a director of the Company pursuant to the stockholder’s agreement between the Company and Duchossois Industries, Inc., the Company has been and will continue to be well served by Mr. Fealy’s experience as a certified public accountant and senior executive with oversight of a diverse group of companies that had over 5,000 employees worldwide with operations located in over 30 countries as well as proven capabilities in strategic business planning in a variety of industries. Prior to Mr. Fealy’s employment with Duchossois Group, Inc., he was a senior executive at Cummins Inc., serving in various roles including Vice President-Treasurer and Vice President-Global Business Strategy. Mr. Fealy currently holds the following leadership positions with other entities: Board Director, Panduit, Inc.; Past Chairman and Founding Board Member, Illinois Venture Capital Association; Entrepreneur Partner and Advisor, Chicago Ventures; Trustee and Past Chairman of the Board of Trustees, University of Cincinnati Foundation; Member, University of Cincinnati Business Advisory Council; Board Member and past Chairman, Chicago Children’s Choir; Trustee of The Morton Arboretum; and Partner, Social Venture Partners.

Douglas C. Grissom Age: 53 Director since 2017	Mr. Grissom serves as a Managing Director of Madison Dearborn Partners’ (“MDP”). Prior to joining MDP, a Chicago-based private equity firm focused on buyout and growth equity investments, he was with Bain Capital in private equity, McKinsey & Company and Goldman Sachs. Mr. Grissom currently serves on the Boards of Directors of BlueCat Networks, CoVant Technologies, and Fleet Complete. In addition, he was formerly on the Boards of Directors of @stake, Aderant, Asurion, Cbeyond, Fieldglass, Great Lakes Dredge and Dock Corporation, Intelsat, LGS Innovations, Lightspeed Systems, LinQuest Corporation and Neoworld. Outside of MDP, he is a Board Member at Amherst College, the Harvard Business School Fund Council, the Lincoln Park Zoo, METROsquash, the Museum of Science and Industry, and the University of Chicago Laboratory Schools. Mr. Grissom has extensive financial and board experience within a variety of industries that qualifies him as a member of the Board of Directors.

Daniel P. Harrington Age: 65 Director since 1998	Mr. Harrington serves as the President and Chief Executive Officer of HTV Industries, Inc. (a private holding company with diversified business interests that include manufacturing, distribution, technology and banking). Among other exceptional personal and professional attributes, Mr. Harrington has extensive financial, accounting and chief executive experience within a variety of industries that qualifies Mr. Harrington as a member of the Board of Directors. In addition, Mr. Harrington qualifies as an Audit Committee Financial Expert. Mr. Harrington also serves as a Trustee of The Veale Foundation. In addition, Mr. Harrington has served as a Director of First Guaranty Bank, First State Financial Corporation, and Portec Rail Products, Inc. (serving on its Audit and Compensation Committees).

(1)

Summaries above include directorships at any time within the last 5 years in companies with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subject to the requirements of Section 15(d) of the Exchange Act or companies registered under the Investment Company Act of 1940 and, in the case of certain directors, other present or former directorships or positions considered significant by them.

Retirement Age Policy

The Company has a mandatory retirement age policy in the Corporate Governance Guidelines with regard to directors, which provides that a person is not qualified to serve as a director unless he or she is less than seventy-two (72) years of age on the date of election. No director nominees in Class I will have met the mandatory retirement age as of the date of the Annual Meeting.

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Election of Directors (Proposal No. 1)

Emeritus Directors

Pursuant to our Amended and Restated Bylaws, each director shall become a “Director Emeritus” upon the expiration of his or her current term following the date the director may no longer be qualified for election as a director due to age pursuant to our retirement age policy, provided the effective date of such mandatory retirement has not been waived. Emeritus Directors are available for counsel, but do not attend meetings of the Board of Directors and do not vote on matters presented to the Board. The Emeriti Directors are Charles W. Bidwill, Jr., Catesby W. Clay, Craig J. Duchossois, Richard L. Duchossois, J. David Grissom, G. Watts Humphrey, Jr., James F. McDonald, Thomas H. Meeker, Carl F. Pollard, and Darrell R. Wells.

Director Compensation for Fiscal Year Ended December 31, 2020

During the first quarter of 2020, each non-employee director of the Board of Directors received the compensation set forth below (all fees shown are annual fees, except for meeting fees), which did not change from the compensation levels set for 2019.

	Original Board Fees Retainer Fee ($)(1)	Meeting Fees ($)(2)	Stock Awards ($)(3)	Chairman Fee ($)		Non-Chairman Fee ($)

Board of Directors	75,000	2,000	155,000	150,000	(4)

Compensation Committee		2,000		25,000		12,500

Nominating and Governance Committee		2,000		20,000		10,000

Audit Committee		2,000		35,000		15,000

(1)	Retainer fee is paid in arrears, in equal quarterly installments.

(2)	Directors who do not reside in Louisville, Kentucky may also request reimbursement for travel expenses to and from Board and committee meetings.

(3)	Each non-employee director receives a grant of restricted stock units (“RSUs”), with an aggregate grant date fair value of $155,000.

(4)	Represents additional fee for serving as non-employee Chairman of the Board of Directors.

Effective as of the second quarter of 2020, due to the worsening trajectory of the COVID-19 global pandemic, the Board of Directors reduced its compensation as set forth below (all fees shown are annualized fees, except for meeting fees).

	Reduced Board Fees Retainer Fee ($)(1)	Meeting Fees ($)(2)	Stock Awards ($)(3)	Chairman Fee ($)		Non-Chairman Fee ($)

Board of Directors	37,500	1,000	155,000	75,000	(4)

Compensation Committee		1,000		12,500		6,250

Nominating and Governance Committee		1,000		10,000		5,000

Audit Committee		1,000		17,500		7,500

(1)	Retainer fee is paid in arrears, in equal quarterly installments.

(2)	Directors who do not reside in Louisville, Kentucky may request reimbursement for travel expenses to and from Board and committee meetings.

(3)	Each non-employee director receives a grant of RSUs, with an aggregate grant date fair value of $155,000.

(4)	Represents additional fee for serving as non-employee Chairman of the Board of Directors.

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Election of Directors (Proposal No. 1)

In accordance with the fees described on the previous page, in 2020, we provided the following compensation to our non-employee directors. Mr. Carstanjen, our Chief Executive Officer (“CEO”), is not separately compensated for his service on our Board. Please see the 2020 Summary Compensation Table on page 41 for a summary of the compensation paid to our CEO with respect to 2020.

Name	Fees earned or paid in cash ($)		Stock Awards ($)(2)	Total ($)

Ulysses L. Bridgeman, Jr.	80,500	(1)	155,000	235,500

Robert L. Fealy	87,188	(1)	155,000	242,188

Douglas C. Grissom	80,938	(1)	155,000	235,938

Daniel P. Harrington	93,875	(1)	155,000	248,875

Karole F. Lloyd	93,000		155,000	248,000

R. Alex Rankin	151,625		155,000	306,625

Paul C. Varga	66,328		155,000	221,328

(1)

The Churchill Downs Incorporated 2005 Deferred Compensation Plan allows directors to defer receipt of all or part of their retainer and meeting fees in a deferred share account until after their service on the Board has ended. This account allows the director, in effect, to invest all or part of his or her deferred cash compensation in Company Common Stock. Funds in this account are credited as hypothetical shares of Common Stock based on the market price of the stock at the time the compensation would otherwise have been earned. Hypothetical dividends are reinvested in additional shares based on the market price of the stock on the date dividends are paid. All shares in the deferred share accounts are hypothetical and are not issued or transferred until the director ends his or her service on the Board. Upon the end of Board service, the shares are issued or transferred to the director. On December 13, 2019, the plan was amended so that effective January 1, 2020, director fees that are payable after that date and deferred may only be notionally invested in Company Common Stock and payout options are limited to either a single lump sum payment or equal annual installments over five or ten years. In 2020, Mr. Grissom and Mr. Harrington deferred all of their 2020 directors’ fees into a deferred share account under the plan, while Mr. Bridgeman deferred 50% of his 2020 directors’ fees into a deferred share account under the plan. As of December 31, 2020, Mr. Bridgeman had 5,723 deferred shares, Mr. Fealy had 35,001 deferred shares, Mr. Grissom had 3,177 deferred shares, and Mr. Harrington had 33,930 deferred shares under the plan.

(2)

On April 21, 2020, each non-employee director received a grant of RSUs, valued in the amount of $155,000, calculated based upon the closing price of a share of Common Stock on the date of grant. The RSUs vest one year from the date of grant, subject to the director’s continued service through the vesting date. At the time a director ceases being a director of the Company, the Company will issue one share of Common Stock for each vested RSU held by such director. As of December 31, 2020, Mr. Bridgeman had 16,052 RSUs, Mr. Fealy had 21,523 RSUs, Mr. Grissom had 4,996 RSUs, Mr. Harrington had 21,523 RSUs, Ms. Lloyd had 4,996 RSUs, Mr. Rankin had 21,523 RSUs, and Mr. Varga had 1,776 RSUs.

Director Stock Ownership Guidelines

As memorialized in the Corporate Governance Guidelines, the Board expects all directors to display confidence in the Company by ownership and retention of a meaningful amount of the Company’s Common Stock. Pursuant to the Company’s insider trading policy, all directors are subject to the Company’s anti-hedging policy, which prohibits hedging and monetization transactions with respect to the Company’s Common Stock. Each director is expected to own shares with a fair market value equal to five (5) times the director’s annual retainer. Each director appointed or elected to the Board has five (5) years from the date of appointment or election to the Board to meet this requirement. Compliance is measured at the five (5) year anniversary date of the director’s appointment or election. Each director’s continuing compliance with the ownership guidelines will be measured in the year he or she stands for re-election and will be considered as one of the criteria for nomination by the Nominating and Governance Committee.

The chart below shows each current director’s compliance with the ownership guidelines calculated as of December 31, 2020, other than with respect to Mr. Carstanjen, who is subject to maintaining holdings of the Company’s Common Stock equal to at least six (6) times his base annual salary, pursuant to the Key Executive Stock Ownership and Retention Guidelines, as further described in the “Executive Stock Ownership Guidelines” section below. Furthermore, deferred

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Election of Directors (Proposal No. 1)

shares acquired by directors under the Churchill Downs Incorporated 2005 Deferred Compensation Plan and RSUs granted as director compensation are included for purposes of measuring compliance with the Company’s share ownership guidelines. Directors are also subject to the same anti-hedging policy as the Company’s officers and employees.

Director	Ownership Guidelines(1)	Shares Owned(2)	Value of Shares(3)	Met Guidelines

Ulysses L. Bridgeman, Jr.	5x	21,774	$4,241,431	✓
Robert L. Fealy	5x	56,524	$11,010,392	✓

Douglas C. Grissom	5x	8,173	$1,592,030	✓
Daniel P. Harrington	5x	628,129	$122,353,285	✓

Karole F. Lloyd	5x	13,996	$2,726,296	✓
R. Alex Rankin	5x	41,223	$8,029,818	✓

Paul C. Varga	5x	9,776	$1,904,207	✓

✓	=	Met guidelines.

(1)	Guidelines adopted per the Company’s Board of Directors.

(2)

Calculated as of December 31, 2020 and represents shares of Common Stock owned outright, hypothetical shares deferred per the Company’s 2005 Deferred Compensation Plan, and RSUs issued for board service.

(3)	Fair market value based on closing price of our Common Stock of $194.79 as of December 31, 2020.

2021 Proxy Statement | 15

Corporate Governance

CORPORATE GOVERNANCE

The Board of Directors is responsible for providing effective governance over the Company’s affairs. The Company’s corporate governance practices are designed to align the interests of the Board and management with those of our shareholders and to promote honesty and integrity throughout the Company.

During the past year, we continued to review our corporate governance policies and practices and compared them to those suggested by various authorities in corporate governance and the practices of other public companies. We have also reviewed guidance and interpretations provided by the SEC and Nasdaq.

Copies of the current charter, as approved by our Board, for each of our Audit, Compensation and Nominating and Governance Committees and a copy of our Corporate Governance Guidelines, Code of Conduct (along with any amendments or waivers related to the Code of Conduct) are available on our corporate website, http://www.churchilldownsincorporated.com, under the “Governance” subheading under the “Investors” tab.

Shareholder Communications

Shareholders may send communications to the Company’s Board of Directors addressed to the Board of Directors or to any individual director c/o Churchill Downs Incorporated, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. Any correspondence addressed to the Board of Directors in care of the Company is forwarded to the Board of Directors without review by management.

Board Leadership Structure

R. Alex Rankin is the Chairman of the Board of Directors. The Board continues to deem it advisable to maintain certain aspects of its governance structure to assure effective independent oversight. These governance practices include maintaining executive sessions of the independent directors after each Board meeting, annual performance evaluations of the CEO by the independent directors, and separate roles for the CEO and Chairman of the Board of Directors. Our Corporate Governance Guidelines state that the offices of the Chairman of the Board and CEO may be either combined or separated, in the Board’s discretion; provided, that if the Board designates one individual to serve as the Chairman of the Board and the CEO, the Board will then designate an independent director to serve as the Lead Independent Director. The Board is currently led by an independent Chairman, Mr. Rankin. The Board believes that separating the roles of CEO and Chairman of the Board is the most appropriate structure at this time. Separating the roles of CEO and Chairman of the Board ensures that our CEO is able to more exclusively focus on this role. The Board also believes that an independent Chairman of the Board allows for independent oversight of management, increases management accountability, and encourages an objective evaluation of management’s performance relative to compensation.

Oversight of Company Risk

As part of its responsibility to oversee the management, business and strategy of the Company, the Board of Directors has overall responsibility for risk oversight. While the Board of Directors as a whole performs certain risk oversight functions directly, such as its ongoing review, approval and monitoring of the Company’s fundamental business and financial strategies and major corporate actions, the majority of the Board of Directors’ risk oversight functions is carried out through the operation of its committees. Each committee oversees risk management within its assigned areas of responsibility, as described below in the discussion of committee responsibilities. Enterprise risk management falls under the leadership of our executive team with oversight from the Audit Committee. The purpose of this program is to promote risk-intelligent decision making and, in turn, increase the likelihood of achieving our operational objectives. Our Board of Directors is regularly advised of potential organizational risks and supporting mitigating policies, including quarterly reports on cyber security matters. The Audit Committee is primarily responsible for overseeing the Company’s risk assessment and risk management practices, as well as its compliance programs. The Compensation Committee’s responsibilities include oversight of the risks associated with the Company’s compensation policies and practices, as well as its managerial development and succession plans. The Nominating and Governance Committee oversees the risks related to the Company’s corporate governance structure and processes.

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Corporate Governance

Board Evaluations

The Board conducts an annual self-evaluation to assist in determining whether it and its committees are functioning effectively. The Nominating and Governance Committee solicits comments from all directors and reports annually to the Board with an assessment of the Board’s performance and how its committees are functioning. This is discussed with the full Board following the end of each fiscal year. The assessment focuses on the Board’s contribution to the Company and specifically focuses on areas in which the Board or management believes that the Board could improve.

Board Meetings and Committees

Eight (8) meetings of the Board of Directors were held during the last fiscal year. During the fiscal year, all incumbent directors attended at least 75% of their Board and committee meetings for the period for which they served. The Company encourages its directors to attend the annual meeting of shareholders each year. Each of the directors then serving on the Board attended the Company’s annual meeting on April 20, 2020.

The Board has determined that all of the directors of the Company who served during any part of the last completed fiscal year are “independent directors,” as defined under Nasdaq Rule 5605(a)(2), except William C. Carstanjen, due to his position as CEO of the Company. In making such determination with regard to Mr. Rankin, the Board considered that the Company employs his son, Hunter Rankin, as Senior Director of Racing. Hunter Rankin is not an executive officer of the Company. See “Certain Relationships and Related Transactions” for additional details regarding Hunter Rankin’s employment with the Company.

As required by the Company’s Corporate Governance Guidelines, the Board of Directors currently has four (4) standing committees: the Executive, Audit, Compensation, and Nominating and Governance Committees. No Director Emeritus serves on any Board committee. The current composition of the committees is illustrated in the table below, along with the number of meetings held in 2020.

Director Name	Board of Directors	Executive Committee	Audit Committee	Compensation Committee	Nominating and Governance Committee

Ulysses L. Bridgeman	Member		Member		Member

William C. Carstanjen	Member

Robert L. Fealy	Member	Member		Member	Chair

Douglas C. Grissom	Member			Member	Member

Daniel P. Harrington	Member	Member	Member	Chair

Karole F. Lloyd	Member		Chair		Member

R. Alex Rankin	Chair	Chair

Paul C. Varga	Member		Member	Member

Number of meetings in 2020	8	0	4	4	2

=	Ex-officio Member

Executive Committee

The Executive Committee is authorized, subject to certain limitations set forth in the Company’s Amended and Restated Bylaws, to exercise the authority of the Board of Directors between Board meetings. The Executive Committee does not meet on a regular basis, but instead meets as and when needed.

2021 Proxy Statement | 17

Corporate Governance

Audit Committee

The primary purposes of the Audit Committee are to assist the Board of Directors in fulfilling its responsibility in monitoring management’s conduct of the Company’s financial reporting process and overseeing the Company’s risk assessment and risk management practices. The Audit Committee is generally responsible for monitoring the integrity of the financial reporting process, systems of internal controls and financial statements and other financial reports provided by the Company to any governmental or regulatory body, the public or other users thereof, as well as overseeing the processes by which management assesses the Company’s exposure to cybersecurity and other risks and evaluating the guidelines and policies governing the Company’s monitoring, control and minimization of such exposures.

The Audit Committee’s responsibilities are as follows, among others:

●	To monitor the performance of the Company’s internal audit function.

●

To appoint, compensate, retain and oversee the independent registered public accounting firm employed by the Company for the purpose of preparing or issuing audit opinions on the Company’s financial statements and its internal control over financial reporting.

●	To monitor the Company’s compliance with legal and regulatory requirements as well as the Company’s Code of Conduct and compliance policies.

●	To consider the effectiveness of the company’s internal control system including information technology security and control.

●

To inquire of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; to assess the steps management has taken or proposes to take to minimize such risks to the Company; and to periodically review compliance with such steps.

●

In discharging its oversight role, to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company and to retain outside counsel, auditors or other experts for this purpose.

●	To conduct an annual performance evaluation of the Audit Committee.

The Company’s Board of Directors has determined that all members of the Company’s Audit Committee are independent as defined under Nasdaq Rule 5605(a)(2) and Rule 10A-3(b)(1) under the Exchange Act.

The Board of Directors has determined that Daniel P. Harrington and Karole F. Lloyd are “audit committee financial experts” as defined by regulations promulgated by the SEC.

Compensation Committee

Responsibilities of the Compensation Committee

The Compensation Committee of the Board of Directors operates under a written charter and is comprised entirely of directors meeting the independence requirements of Nasdaq and Rule 10C-1(b)(1) under the Exchange Act. The Board established the Compensation Committee to assist it in discharging the Board’s responsibilities relating to compensation of the Company’s CEO, each of the Company’s other executive officers, and the Company’s non-employee directors. The Compensation Committee has overall responsibility for decisions relating to all compensation plans, policies and perquisites as they affect the CEO and other executive officers and may form and delegate authority to subcommittees when it deems appropriate.

The Compensation Committee’s responsibilities are as follows, among others:

●	To oversee the development and implementation of the Company’s compensation policies and programs for executive officers, including the Chairman of the Board and the CEO.

●	To establish the annual goals and objectives relevant to the compensation of the Chairman of the Board, the CEO and the executive officers and to present such to the Board annually.

18 | 2021 Proxy Statement

Corporate Governance

●

To evaluate the performance of the Chairman of the Board, the CEO and other executive officers in light of the agreed-upon goals and objectives and to determine and approve the compensation level of the Chairman of the Board and the CEO, including the balance of the components of total compensation, based on such evaluation and to present its report to the Board annually.

●

To develop guidelines for the compensation and performance of the Company’s executive officers and to determine and approve the compensation of the Company’s executive officers, including the balance of the components of total compensation.

●	To establish appropriate performance targets, participations and levels of awards with respect to the Company’s incentive compensation plans.

●

To administer the Company’s equity-based compensation plans, including the establishment of criteria for the granting of stock-based awards and the review and approval of such grants in accordance with the criteria.

●	To establish and periodically review Company policies relating to senior management perquisites and other non-cash benefits.

●	To review periodically the operation of the Company’s overall compensation program for key employees and evaluate its effectiveness in promoting shareholder value and Company objectives.

●

To review the results of any advisory shareholder votes on executive compensation and consider whether to recommend adjustments to the Company’s compensation policies and programs as a result of such results.

●

To consider, at least annually, whether risks arising from the Company’s compensation policies and practices for all employees, including non-executive officers, are reasonably likely to have a material adverse effect on the Company, including whether the Company’s incentive compensation arrangements encourage excessive or inappropriate risk-taking.

●	To approve any compensation “clawback” policy required by law or otherwise adopted by the Company.

●	To oversee regulatory compliance with respect to matters relating to executive officer compensation.

●	To approve plans for managerial development and succession within the Company and to present such plans to the Board annually.

●	To review, assess and recommend to the Board appropriate compensation for outside directors.

●	To approve the report on executive compensation to be included in the Company’s proxy statement for the annual meeting of shareholders.

●

To review and discuss with management the compensation discussion and analysis, and based on such discussion, make a recommendation to the Board as to whether or not the compensation discussion and analysis should be included in the proxy statement.

●	To review and reassess the adequacy of its charter annually and recommend any proposed changes to the Board for approval.

●	To conduct an annual performance evaluation of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee at any time during the last fiscal year were officers or employees of the Company or were former officers of the Company. None of the members who served on the Compensation Committee at any time during fiscal 2020 had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. Finally, no executive officer of the Company serves, or in the past fiscal year has served, as a director or member of the compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on the Board of Directors or the Compensation Committee.

Compensation Risk Assessment

The Compensation Committee performed an assessment of whether risks arising from the Company’s compensation policies and practices for all employees during 2020, including non-executive officers, are reasonably likely to have a material adverse effect on the Company. Each policy and plan was evaluated based on certain elements of risk, including, but not limited to, (i) the mix of fixed and variable pay, (ii) types of performance metrics, (iii) performance goals and payout

2021 Proxy Statement | 19

Corporate Governance

curves, (iv) payment timing and adjustments, (v) equity incentives, and (vi) stock ownership requirements and trading policies. Based on this evaluation, an assessment of each plan was created, along with an overall assessment of compensation risk to the Company. After evaluation and discussion, the Committee determined that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Nominating and Governance Committee

The Company’s Nominating and Governance Committee operates under a written charter and is responsible for identifying, evaluating and recommending individuals qualified to become members of the Board, overseeing annual performance of the Board and Committees, and establishing the criteria for and reviewing the effectiveness of the Company’s Board of Directors. In addition, the Nominating and Governance Committee provides oversight with regard to the Company’s environmental, sustainability and governance efforts and progress and corporate governance policies.

Pursuant to the Company’s Corporate Governance Guidelines and its Policy on Board Composition, the Nominating and Governance Committee determines criteria regarding personal qualifications needed for Board membership and the Committee considers, reviews qualifications and recommends qualified candidates for Board membership. In doing so, the Nominating and Governance Committee reviews the composition of the Board and the Company’s strategic plans to determine its needs with regard to Board composition and identify candidates with the appropriate skill sets and qualifications. While the Company does not have a formal policy on diversity for members of the Board of Directors, the Company’s Corporate Governance Guidelines and its Policy on Board Composition specifically provide that diversity of race and gender, as well as general diversity of backgrounds and experience represented on the Board of Directors are factors to consider in evaluating potential directors. The Nominating and Governance Committee sometimes employs an outside consultant to identify nominees with the skill sets, experience and backgrounds that suit the Company’s needs.

A candidate for the Company’s Board of Directors should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the Company’s various constituencies. In considering a candidate for nomination as a member of the Board, the Nominating and Governance Committee will consider criteria such as independence; occupational background, including principal occupation (i.e., chief executive officer, attorney, accountant, investment banker, or other pertinent occupation); level and type of business experience (i.e., financial, lending, investment, media, racing industry, technology, etc.); diversity, including in race and gender; number of boards on which the individual serves; and the general diversity of backgrounds and experience represented on the Board. The Nominating and Governance Committee periodically reviews the Company’s Corporate Governance Guidelines and its Policy on Board Composition and recommends changes to the Board. It also evaluates the performance of the Board and provides feedback to the Board on how the directors, the committees and the Board are functioning. Finally, it evaluates Board of Director practices at the Company and leadership on an annual basis and recommends appropriate changes to the Board and/or its practices.

The Nominating and Governance Committee receives and considers issues raised by shareholders or other stakeholders in the Company and recommends appropriate responses to the Board. The Nominating and Governance Committee will consider recommendations for director candidates submitted by shareholders. Such questions, comments or recommendations should be submitted in writing to the Nominating and Governance Committee in care of the Office of the Secretary at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222. The Nominating and Governance Committee, in having adopted criteria to be considered for membership on its Board, considers such candidates applying such criteria and follows the recommendation process noted above. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration as recommendations from other sources.

20 | 2021 Proxy Statement

Proposal to Ratify the Appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for 2021 (Proposal No. 2)

PROPOSAL TO RATIFY THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2021 (Proposal No. 2)

The Board of Directors, on recommendation from the Audit Committee, selected PricewaterhouseCoopers LLP (“PwC”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2021. PwC has served as the Company’s independent registered public accounting firm since the Company’s 1990 fiscal year.

Although the Company’s Amended and Restated Bylaws do not require that the Company’s shareholders ratify the appointment of PwC as the Company’s independent registered public accounting firm, the Board of Directors is submitting the appointment of PwC to the Company’s shareholders for ratification as a matter of good corporate governance. This proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action. If the appointment is not ratified, the Company’s Audit Committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if the appointment is ratified, the Company’s Audit Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of PwC are expected to be present at the Annual Meeting and will be available to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

✓

The Board of Directors and the Audit Committee recommend that the shareholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s Independent Registered Public Accounting Firm for  fiscal year 2021.

2021 Proxy Statement | 21

Independent Public Accountants

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

The audit fees incurred by the Company for services provided by PwC (i) for the year ended December 31, 2020, were $1,650,000 and (ii) for the year ended December 31, 2019, were $2,331,950. Audit fees include services related to the audit of the Company’s consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, involvement with registration statement filings, statutory audits and consultations related to miscellaneous SEC and financial reporting matters.

Audit-Related Fees

The Company incurred fees in the amount of $3,800 for each of 2020 and 2019 for assurance and related services performed by PwC that were reasonably related to the performance of the audit or review of the Company’s financial statements that are not reported in the preceding section.

Tax Fees

Tax fees incurred by the Company for services provided by PwC (i) in 2020, were $0 and (ii) in 2019, were $125,000. Tax fees include services related to tax return preparation for a related entity, tax consultation and tax advice.

All Other Fees

All other fees incurred by the Company for services provided by PwC relate to the use of Inform, PwC’s accounting research software, and PwC’s disclosure checklist software, which amounted to $4,500 in each of 2020 and 2019. The Audit Committee has considered whether the provision of non-audit services to the Company is compatible with maintaining PwC’s independence.

The Audit Committee has adopted a policy of evaluating and pre-approving all audit and non-audit services provided by the independent auditors. The Audit Committee may delegate pre-approval authority to a member; provided that decisions of such member shall be presented to the full Audit Committee at its next scheduled meeting. The Audit Committee pre-approved all audit and permissible non-audit services provided by the independent auditors in 2020.

22 | 2021 Proxy Statement

Advisory Vote to Approve Executive Compensation (Proposal No. 3)

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (Proposal No. 3)

Pursuant to Section 14A of the Exchange Act, the Company’s shareholders are entitled to a vote to approve, on an advisory and non-binding basis, the compensation of the Company’s named executive officers (“NEOs”) as disclosed in this Proxy Statement in accordance with SEC rules. In accordance with the preference expressed by shareholders, the Company is holding such advisory votes on an annual basis.

The Company has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of the Company’s NEOs. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to the Company’s ability to attract, motivate and retain individuals who can achieve superior financial results while also aligning the interests of the executives with the interests of shareholders over the long-term. This approach has resulted in the Company’s ability to attract and retain the executive talent necessary to guide the Company successfully during a period of growth and transformation. Please refer to “Compensation Discussion and Analysis—Executive Summary” for an overview of the compensation of the Company’s NEOs.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the policies and practices described in this Proxy Statement. At the Annual Meeting, shareholders will be asked to approve the compensation of the Company’s NEOs by voting FOR the following resolution:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the Summary Compensation Table and the other related tables and disclosure in this Proxy Statement.”

This vote is advisory and therefore not binding on the Company. The Board of Directors and Compensation Committee value the opinions of the Company’s shareholders. Should there be a significant vote against the NEO compensation as disclosed in this Proxy Statement, the Board will consider those shareholders’ concerns and will evaluate whether any actions are necessary to address those concerns.

This proposal will be approved if the votes cast favoring the action exceed the votes cast opposing the action.

✓	The Board of Directors recommends a vote “FOR” the approval of the advisory resolution relating to the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement.

2021 Proxy Statement | 23

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (our “CD&A”) provides an overview of our executive compensation program for 2020 and our executive compensation philosophies and objectives

Our named executive officers consist of our Chief Executive Officer, our President and Chief Operating Officer, our Chief Financial Officer and our Senior Vice President Gaming, Operations (“NEOs”). Our NEOs were:

Name:	Title:
William C. Carstanjen	Chief Executive Officer
William E. Mudd	President and Chief Operating Officer
Marcia A. Dall	Chief Financial Officer
Austin W. Miller	Senior Vice President, Gaming Operations

We believe the executive compensation program for 2020 properly recognized and rewarded our NEOs for the Company’s strong momentum entering 2020 and their significant contributions and quick shift of focus to mitigate the impact of COVID-19 on operations.

24 | 2021 Proxy Statement

Compensation Discussion and Analysis

Executive Summary

Churchill Downs Incorporated is an industry-leading racing, gaming, and online wagering and gaming entertainment company anchored by our iconic flagship event, the Kentucky Derby. We own and operate three gaming entertainment venues with approximately 3,050 historical racing machines (“HRMs”) in Kentucky. We also own and operate TwinSpires, one of the largest and most profitable online wagering platforms for horse race, sports, and iGaming in the U.S. and we have seven retail sportsbooks. We are also a leader in brick-and-mortar casino gaming in eight states with approximately 11,000 slot machines and video lottery terminals and 200 table games.

In 2020, our executive management, leaders, and team members of our Company faced unprecedented challenges as a result of the COVID-19 global pandemic. Our leadership team and team members demonstrated nimbleness, resilience and fortitude as they developed and executed action plans to protect the long-term value of our iconic asset - The Kentucky Derby and to quickly reduce costs and conserve cash flow as the pandemic began to impact our properties. The Company’s actions protected the long-term value of our assets while successfully managing our liquidity to preserve our ability to invest in long-term organic growth opportunities and pay dividends. The feedback from our investors confirmed and supported our actions. As a result, the Company’s total shareholder return was 43% for 2020 compared to 20% for the Russell 2000 and 18% for the S&P 500. The Company’s five-year total shareholder return for 2020 was 325% compared to 86% for the Russell 2000 and 103% for the S&P 500.

Impact of the COVID-19 Pandemic; 2020 Highlights

The Company reacted quickly to significant threats to the Company’s long-term financial health by taking the following actions.

●	Property closures and re-openings

–

Implemented immediate employee, customer, and regulatory communications, safety and health protocols, return to work protocols, work-from-home practices and other facility actions to protect our team members, our customers, our communities, and our Company’s assets when governmental authorities ordered the closure and subsequent reopening of nearly all of our properties.

–

Furloughed nearly all of our employees at the closed properties during the closure periods and implemented graduated salary reductions based on the level of pay for executive management and all salaried professionals who were not furloughed.

–	Executed immediate operational cost reduction actions to offset the loss of revenue.

–	Immediately prioritized maintenance and capital projects and stopped all non-priority capital projects.

●	Negotiated a waiver of our financial covenants for our Credit Agreement while retaining the ability to grow organically, make acquisitions, and pay dividends.

●

Made the difficult decision – but one that our investors have applauded as the right decision—to run the Kentucky Oaks and Kentucky Derby without spectators to protect the long-term value of these iconic assets.

●

Communicated with equity and debt investors and rating agencies on an ongoing basis regarding the status of the Company’s operations, financial health, and long-term strategy to provide reassurance on the long-term financial health and strategic direction of the Company.

Churchill Downs Segment

●	Churchill Downs Racetrack

–

The Governor of the Commonwealth of Kentucky had banned horse racing and other activities for the first Saturday in May. We negotiated a new date and time frame with NBC on the first weekend in September 2020 and modified our safety protocols to conduct the 146th running of the Kentucky Derby.

–

The Kentucky Oaks and Kentucky Derby were held on September 4th and 5th without spectators in a challenging environment and delivered positive Adjusted EBITDA despite the loss of ticket revenue, fewer sponsorships, and lower wagering during Derby Week.

–

Our team members implemented extensive COVID-19 testing and processes and procedures to hold a shortened Spring Meet with no spectators and the September Meet and Fall Meet with restrictions on patron capacity.

–

The state-of-the-art equine medical center and quarantine barns on the backside area of our track were completed in April 2020, which reflects our ongoing commitment to equine and jockey safety and supports our long-term international growth strategy. We also implemented other equine safety initiatives led by our on-staff

2021 Proxy Statement | 25

Compensation Discussion and Analysis

veterinarian, including entry restrictions, medication restrictions, and other actions to improve the safety of the equine athletes and jockeys and supported federal legislation that resulted in the Horseracing Integrity and Safety Act being signed into law on December 28, 2020.

●	Derby City Gaming

–	Derby City Gaming delivered record Adjusted EBITDA in 2020 despite a temporary closure from March 15, 2020 to June 8, 2020 as a result of the COVID-19 global pandemic.

–	We added a second patio to the facility that allows for smoking and provided an additional 8,000 square-feet of gaming space and 225 HRMs.

–	Our team members developed partnerships with Scientific Games, IGT, and Konami to add their leading game titles on the HRMs at our Derby City Gaming, Oak Grove, Newport, and future HRM facilities.

Online Wagering Segment

●	TwinSpires Horse Racing

–	Handle grew from $1.46 billion to $1.98 billion, up $521.0 million, or 35.8%, over 2019 and compared to a decline in industry handle of 1.0%.

–	Net revenue grew from $291.0 million to $405.0 million, up $114.0 million, or 39.2%, over 2019.

–	The business delivered record Adjusted EBITDA of $126.8 million, up $48.4 million, or 61.7%, over 2019.

●	TwinSpires Sports and Casino

–

We signed multi-year agreements with GAN Limited and Kambi Group PLC to provide player account management, casino platform, sports trading, and risk management services. We also announced the transition from the BetAmerica brand to the TwinSpires brand.

–	We opened a retail sportsbook at Bronco Billy’s Casino in Cripple Creek, Colorado and at Island Resort & Casino in Harris, Michigan. We have also launched our sportsbook and casino app in Michigan.

Gaming

●

The Gaming Segment delivered $176.7 million of Adjusted EBITDA, a decrease of $104.2 million, or 37.1% from 2019 despite multiple property closures and ongoing patron capacity restrictions as a result of the COVID-19 global pandemic.

●	The team delivered wholly-owned casino margins of 36.6% in the second half of 2020, up 690 basis points from 2019 excluding properties that were closed during part of the second half of 2020.

●

Our leaders and team members developed and implemented changes to our amenities, modified our gaming floors, enhanced our cleaning and safety protocols, provided safety equipment and protective gear to our team members, and conducted extensive training to enable our properties to safely reopen with patron capacity restrictions.

All Other

●

Oak Grove Racing, Gaming & Hotel (“Oak Grove”) - We opened a simulcast and HRM facility in Oak Grove, Kentucky with approximately 1,325 HRMs, a 128-room hotel, an event center, and food and beverage venues. The 1,200-person grandstand, 3,000-person capacity outdoor amphitheater and stage, a state-of-the-art equestrian center, and a recreational vehicle park will open in early 2021.

●

Newport Racing and Gaming (“Newport”) - We opened a pari-mutuel simulcast area, a 17,000 square foot gaming floor with approximately 500 HRMs, and a feature bar in Newport, Kentucky, as an extension of Turfway Park.

●

We entered into an agreement in principle to settle the Kater Litigation and Thimmegowda Litigation where the Company will pay $124.0 million pre-tax of the settlement and Aristocrat will pay $31.0 million pre-tax of the settlement. Aristocrat released the Company of any and all indemnification obligations related to Big Fish Games.

●

On March 16, 2020, we entered into the First Amendment to our Credit Agreement which extended the maturity of the Company’s Revolver, lowers the pricing schedule for all levels of the pricing grid, and reduces the commitment fee.

26 | 2021 Proxy Statement

Compensation Discussion and Analysis

●

We entered into a Second Amendment to our Credit Agreement to provide financial covenant relief through the financial reporting date for second quarter 2021 and limited restricted payments to $26.0 million for this period.

●	We formed a Diversity Council and conducted Diversity and Inclusion training for leaders and full-time team members in our Company.

(1) Please refer to “Item 7 Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-K for the fiscal year ended December 31, 2020 for reconciliation of these metrics to the most directly comparable GAAP measures.

Impact of COVID-19 on 2020 Key Compensation Elements

To address the uncertainty and disruption caused by the pandemic, we took the following actions with respect to the 2020 executive compensation program.

●

Base Salary: The Company implemented a temporary graduated salary reduction for all non-furloughed employees based on a percentage that varied dependent upon the amount of each employee’s salary. The most senior level of executive management received the largest salary decrease, based on both percentage and dollar amount. Specifically, Bill Carstanjen, Bill Mudd, Marcia Dall, and Austin Miller took voluntary salary reductions of 31.4%, 24.7%, 18.8%, and 15.7%, respectively, for a period of 18 weeks.

●

Executive Annual Incentive Plan (EAIP): The 2020 financial goals for our annual incentive plan were originally set in February 2020 before the onset of the pandemic. By the second quarter of 2020, as the trajectory of the pandemic worsened, it became clear that the pre-pandemic goals were unlikely to be achieved. In ongoing discussions throughout 2020, the Compensation Committee of the Board (the “Compensation Committee” or “Committee”) considered various alternatives to adjust the EAIP in recognition of the unforeseeable impact of the pandemic. Rather than overriding the EAIP financial goal in its entirety and using discretion instead, the Committee determined to retain the core EAIP design but recalibrate the threshold-to-target performance curve (from the originally established 80% to 100% curve, modified to a 0% to 100% curve) to appropriately incentivize and reward performance in the challenging COVID-19 operating environment. The Committee viewed this approach as most consistent with its performance-based compensation philosophy because it balanced the payout benefit provided by the recalibration with its expectation of accountability for actual performance.

●

Executive Long-Term Incentive Plan (ELTI): The performance goals for outstanding performance stock units (“PSUs”) are based on cumulative three year Adjusted EBITDA and cash flow metrics. The 2020 component of these cumulative goals was rendered obsolete by the pandemic. Because of the difficulty of resetting 3-year cumulative goals under the current circumstances, the Committee determined, pursuant to the adjustment provisions of the 2016 Omnibus Stock Incentive Plan, to treat the 2020 performance year in the 2018-2020 PSU award cycle as achieved at the target level of performance. The Committee viewed this approach as most consistent with its performance-based compensation philosophy, taking into consideration (i) the Company’s strong performance prior to the pandemic, (ii) the Company’s strong stock price performance, and (iii) the strong leadership demonstrated by our executive leadership team under challenging conditions.

2021 Proxy Statement | 27

Compensation Discussion and Analysis

Key 2020 Compensation Actions

The primary elements of our total direct compensation program for the NEOs and a summary of the actions taken by the Committee during 2020 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2020 Compensation Actions

Base Salary (Page 30)	● Competitive base salaries help attract and retain executive talent.	● Merit and market-based increases for 2020. ● Our NEOs took voluntary salary reductions ranging from 15.7% to 31.4% for a period of 18 weeks.

Annual Cash Incentive Compensation (Page 38)

●   Focus executives on achieving annual financial and non-financial results that are considered key indicators of annual financial and operational performance.

●   Annual cash incentives are earned based on achievement of Adjusted EBITDA and other strategic, operational and financial measures.

●   Merit and market-based increases to annual cash incentive target opportunities for 2020.

●   Extended the threshold-to-target performance curve (from the originally established 80% to 100% curve, modified to a 0% to 100% curve) to appropriately incentivize and reward performance in the challenging COVID-19 operating environment.

●   Annual cash incentive awards were earned below target at 78.3%.

Long-Term Equity Incentive Compensation (Page 39)

●   2020 annual equity-based awards consist of performance stock units (PSUs) and restricted stock units (RSUs).

●   PSUs vest based on achievement of 3-year Cumulative Adjusted EBITDA and 3-year Cumulative Cash Flow metrics that are considered key indicators of long-term performance, with vesting adjusted based on a relative total shareholder return (“TSR”) performance to additionally incorporate creation of stockholder value over the performance period.

●   RSUs provide focus on stock price growth and serve our talent retention objectives.

●   Merit and market-based increases to target value of equity awards for 2020.

●   The target value of the equity award mix is generally balanced between PSUs (50%) and RSUs (50%).

●   PSUs are subject to a 3-year performance period (2020 -2022) and will be earned based on Adjusted EBITDA (weighted 50%) and Cash Flow (weighted 50%) goals, with a relative TSR modifier of +/-25%.

●   With respect to the 2018-2020 PSU awards, the Committee determined to treat the 2020 component as achieved at target.

●   The 2018-2020 PSUs were earned at 182.8% of target, reflecting strong pre-pandemic financial performance and strong relative TSR performance.

●   RSUs vest over three years in equal annual installments on December 31, 2020, December 31, 2021 and December 31, 2022.

28 | 2021 Proxy Statement

Compensation Discussion and Analysis

Executive Compensation Philosophy and Core Principles

	What We Do		What We Don’t Do

✓	Target Median Compensation Among Peer Group	×	No Employment Agreements

✓	Executive Stock Ownership Guidelines	×	No Re-pricing of SARs or Stock Options

✓	Clawback Policy on Cash Bonus and Equity Incentives	×	No Excise Tax Gross-ups upon Change in Control

✓	PSUs Vesting over Multi-year Performance Period	×	No Excessive Perquisites

✓	Capped Bonus Payments under Annual Incentive Plan	×	No service based defined benefit pension plans

✓	Capped PSU Vesting Levels

✓	Payouts Tied to Individual and Company Performance, with Majority of Payout Determined by Pre-Established Formula and Goal

✓	Use of an Independent Compensation Consultant

✓	Anti-hedging policy, applicable to directors and employees

✓	Annual say-on-pay vote

The fundamental philosophy of the Compensation Committee is to provide an executive compensation program that links pay to business strategy and performance in a manner that is effective in attracting, motivating and retaining key executives while also aligning the interests of the executives with the interests of shareholders over the long-term. To that end, the Compensation Committee evaluates the pay practices of its peers and targets the median of the peer group. In order to continue to support the Company’s high-performance and entrepreneurial culture, the Company’s key principles underlying the executive compensation program are to:

●	Attract and retain executives with the skills and experience needed to successfully grow the Company and create value for shareholders;

●

Create an entrepreneurial culture and mindset by de-emphasizing fixed pay (primarily salary) and focusing a significant percentage of compensation on at-risk pay elements (annual and long-term incentives); and

●	Motivate and reward executives for achieving exceptional performance supportive of creating value for shareholders over the long-term.

The Compensation Committee will continue to adjust its pay practices to support these principles over time.

2020 “Say-on-Pay” Advisory Vote on Executive Compensation

The Compensation Committee monitors closely the results of the annual advisory “say-on-pay” vote, and considers such results as one of the many factors considered in connection with the discharge of its responsibilities. In 2020, the Company provided shareholders a “say-on-pay” advisory vote on its executive compensation program, as disclosed in the Company’s 2020 proxy statement. At the 2020 annual meeting of shareholders, approximately 97% of the votes cast for the “say-on-pay” proposal were in favor of our executive compensation program. At the 2021 Annual Meeting of Shareholders, we are again holding an advisory vote on executive compensation and will continue to engage with our shareholders as we make further improvements to our executive compensation program.

Role of Management and Independent Advisors

The Compensation Committee meetings are regularly attended by the CEO, the Senior Vice President of Human Resources, the Vice President of Human Resources, and the General Counsel. The Compensation Committee may request the participation of management or outside consultants as it deems necessary or appropriate. The Compensation Committee regularly reports to the Board on compensation matters and annually reviews the CEO’s compensation with the independent members of the Board.

2021 Proxy Statement | 29

Compensation Discussion and Analysis

The Committee also meets in executive session without any members of management, for the purpose of discussing and approving compensation for the CEO, as well as other topics. The CEO reviews the performance of, and makes recommendations to, the Compensation Committee regarding total compensation to be paid to the Company’s executive officers other than himself, including salary, annual bonus, and long-term incentive awards, as appropriate. Management also develops and presents to the Committee recommendations for the performance measures and targets to be used to evaluate annual performance incentives.

After the end of each fiscal year, the Committee conducts a review of the CEO’s performance. As part of this process, the CEO provides a written assessment of the Company’s performance. The Committee sets the compensation of the CEO in executive session after considering its assessment of the CEO’s performance, including due consideration of the CEO’s written assessment of the Company’s performance. Neither the CEO nor any other members of management are present during this session.

The Committee has sole discretion, at the Company’s expense, to retain and terminate independent advisors, including sole authority to approve the fees and retention terms for such advisors, if it shall determine the services of such advisors to be necessary or appropriate. Such advisors are engaged by, and report directly to, the Committee. Since March 2015, the Committee has retained Frederic W. Cook & Co., Inc. (“FW Cook”) as its independent compensation consultant. The scope of the engagement of FW Cook includes:

●	Assisting the Chair of the Committee in establishing appropriate agendas for the Committee meetings;

●	Reviewing management reports and recommendations to the Committee as related to executive compensation matters;

●

Attending Committee meetings and providing the Committee with input and advice based on the advisor’s broad experience with market practices, including a perspective with regard to the competitive market;

●	Assisting with the review of pay and performance and the evaluation of payouts under the Company’s annual and long-term incentive programs;

●	Assisting in the review and evaluation of non-employee director compensation;

●	Assisting the Committee in identifying similarly-situated peer group companies;

●	Providing the Committee and management with data on market practices for executive pay;

●	On behalf of the Committee, assisting management with disclosures, including this Compensation Discussion and Analysis;

●	Providing updates to the Committee with regard to regulatory developments; and

●	Assisting the Committee in evaluating future equity grants and cash compensation for the NEOs, including the CEO.

FW Cook did not provide any services to the Company other than advising the Committee as provided above. The Compensation Committee assessed FW Cook’s independence in light of the SEC requirements and NASDAQ listing standards and determined that FW Cook’s work did not raise any conflict of interest or independence concerns.

Factors Used to Evaluate Pay Decisions

The Company seeks to obtain and retain the services of executives who bring the skills, experience, and motivation deemed necessary to significantly expand the scope and scale of the Company’s operations. Therefore, compensation decisions for individual executives are made based on a balance of many subjective factors as evaluated by the CEO in the case of his direct reports (with Committee review and approval) and the Committee in the case of the CEO. These factors include:

●	The scope and responsibility of the NEO’s position and the perceived level of contribution;

●	Internal comparisons among the executive’s peers at the Company;

●	Comparisons among the executive’s peers at the peer group companies, with a target of median among peers;

●	The recruitment and development of talent in a competitive market;

●	Target annual incentive opportunities based on Company’s annual goals with regard to NEO’s position, as approved by the Committee; and

●	Long-term incentive opportunities driven by the perceived level of contribution expected of the executive toward achieving the Company’s growth objectives.

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Compensation Discussion and Analysis

Each element of compensation is evaluated independently based on the role of that component in achieving the Company’s overall compensation objectives, with an emphasis on long-term incentives and retention.

In making executive pay decisions, the Committee relies substantially on the advice and experience of FW Cook, its independent advisor, and the CEO to evaluate the reasonableness of executive pay. While the Committee considers input from its independent advisor, all of the decisions with respect to the Company’s executive compensation programs are made by the Committee alone and may reflect factors and considerations other than the information and recommendations provided by management or its independent advisor. In addition, the CEO does not make recommendations with respect to his own compensation. The Committee determines pay levels and practices based on the talent needs of the organization as defined by our strategy of growing and diversifying revenues and with the guidance of the Committee’s independent advisor.

The Committee believes that it is important for the Company to stay competitive on compensation and the Committee, with the assistance of the Committee’s independent advisor, conducts periodic reviews of compensation relative to similarly situated businesses, which can lead to adjustments in compensation and program offerings. The compensation peer group was selected to represent a reasonable match to the Company in terms of size and business characteristics. The group consists of public, similarly sized gaming companies (including traditional gaming, casinos, and internet/software gaming to reflect the Company’s diverse operations), where the median net income and market capitalization approximate the Company’s net income and market capitalization. The Company periodically reviews the peer group and makes adjustments, as deemed necessary, for continued appropriateness as a market reference for informing executive compensation levels. The following companies were included in the fiscal 2020 peer group:

Fiscal 2020 Peer Group
Aristocrat Leisure Limited (ALL)
Boyd Gaming Corporation (BYD)
Caesars Entertainment Corp. (CZR)
Eldorado Resorts Inc. (ERI) Flutter Entertainment PLC (FLTR)
Gaming and Leisure Properties Inc. (GLPI)
Madison Square Garden Company (MSG)
MGM Resorts International (MGM)
Penn National Gaming, Inc. (PENN)
Red Rock Resorts Inc. (RRR)
Scientific Games Corp (SGMS)
Wynn Resorts, Limited (WYNN)

It is the opinion of the Committee that the pay decisions made by the Committee are reasonable relative to pay provided to executives at other similar public companies, based on the Committee’s experience, the performance expectations established for each element of pay, Company and individual performance, and consultation with the Committee’s independent advisor.

Non-Disclosure of Certain Metrics and Targets

The Company strongly believes in transparency and strives to disclose as much information to shareholders as possible except in situations where we believe that providing full, or even limited, prospective disclosure would be detrimental to the interests of shareholders. We believe disclosing either annual or long-term targets in advance could provide our competitors with insight regarding confidential business strategies without meaningfully adding to shareholders’ understanding of the metric. Although the Compensation Committee sets compensation metrics and targets in advance of applicable performance periods, we have determined it best to not disclose such metrics and targets in advance due to potential risk to the interests of our shareholders. We disclose such metrics and targets alongside actual performance in our annual filings following the completion of the applicable performance periods.

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Compensation Discussion and Analysis

Components of Compensation

During 2020, the Company used multiple components to provide an overall compensation and benefits package designed to attract and retain the needed level of executive talent for the Company and to incentivize their performance. The Compensation Committee believes that the goals that were set for the executives and executive compensation are aligned with the interests of our investors to support enhancing long-term shareholder value. The following table sets forth the principal compensation elements of the Company’s 2020 executive compensation program and how each element fits into the Company’s overall compensation program and is supportive of the Company’s executive compensation objectives.

Element of Compensation	Attraction	Motivation		Alignment with Stockholder Interests	Retention
		Short-Term	Long-Term

Base Salary	✓	✓			✓

Annual Incentive Compensation	✓	✓		✓	✓

Long-Term Incentive Compensation	✓		✓	✓	✓

Base Salary

The Committee’s philosophy is that base salaries should meet the objectives of attracting and retaining the executive talent needed to grow the business and create shareholder value. Upon promotion or other adjustment of responsibilities, executives receive base pay increases that are intended to be commensurate with their new role or responsibilities and the pay levels for colleagues at similar levels in the organization and market pay practices, with more modest rates of increase thereafter.

Peer group market analyses were performed for each of the NEO positions, and adjustments were made to the NEOs’ salaries in response to those analyses. Consistent with the Company’s compensation philosophy, adjustments were made to target the median compensation levels among our peer group.

Based on the above considerations, the following adjustments were made to the 2020 base salaries for the Company’s NEOs:

Name	Position	2019 Base Salary ($)(1)	2020 Base Salary ($)(2)	Percent Increase

William C. Carstanjen	Chief Executive Officer	1,350,000	1,500,000	11.0%

William E. Mudd	President & COO	1,000,000	1,100,000	10.0%

Marcia A. Dall	EVP & CFO	643,750	700,000	8.7%

Austin W. Miller	SVP, Gaming Operations	500,000	550,000	10.0%

(1)	Annual rate of base compensation shown as of December 31, 2019.

(2)	Annual rate of base compensation shown as of December 31, 2020. Actual salaries paid in 2020 are shown in the 2020 Summary Compensation Table on page 38.

For an 18 week period beginning in March 2020, Bill Carstanjen, Bill Mudd, Marcia Dall, and Austin Miller took voluntary salary reductions of 31.4%, 24.7%, 18.8%, and 15.7%, respectively. The amounts reported in the table above do not reflect the application of these voluntary salary reductions.

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Compensation Discussion and Analysis

Executive Annual Incentive Plan

Our Executive Annual Incentive Plan (“EAIP”) is designed to motivate and reward our NEOs for achieving annual performance objectives by tying the majority of the EAIP award to attainment of a pre-established financial goal. We believe this program supports our “pay-for-performance” culture. 75% of the target EAIP award is determined formulaically based on corporate Adjusted EBITDA performance, and the remaining 25% is based on a qualitative assessment of the attainment of other financial, strategic, operational and individual goals established by the Committee.

The target annual incentive opportunity as a percent of annual base salary for each of our NEOs in 2020 was as follows:

Name	Target Incentive Award as a Percentage of Salary	Target Incentive Award in ($)

William C. Carstanjen	175%	2,625,000

William E. Mudd	125%	1,375,000

Marcia A. Dall	100%	700,000

Austin W. Miller	80%	440,000

Mr. Carstanjen’s, Ms. Dall’s and Mr. Miller’s target incentive award as a percentage of salary was adjusted in 2020 in response to the peer group compensation analysis performed by FW Cook. Consistent with the Company’s compensation philosophy, adjustments were made to target the median compensation levels among our peer group.

Financial Component (75%)

As noted above, 75% of the target EAIP payout was determined formulaically based on achievement of the annual Adjusted EBITDA (as defined in in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2020) target (the “Financial Component”). In February 2020, the Committee set an Adjusted EBITDA target of $473.9 million, which was higher than the actual 2019 Adjusted EBITDA performance of $451.4 million. The Compensation Committee believed at the time that the performance targets were rigorous yet achievable, and therefore established the targets so that the targets would be achieved, at the target performance level, if the Company successfully executed against its operating plan for 2020. Because these targets were set in February 2020, these targets were set prior to the time when the Company could have anticipated or known the impact of the impending COVID-19 pandemic.

Original 2020 EAIP
	Threshold	Target	Maximum	Actual	% of Target Achieved	Payout %
Achievement %	80%	100%	120%

Payout %	50%	100%	200%

2020 Adjusted EBITDA ($ millions)	$379.1	$473.9	$568.7	$286.5	-0-	-0-

*	Amounts in between based on interpolation between the points

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Compensation Discussion and Analysis

By the second quarter of 2020, as the trajectory of the pandemic worsened, it became clear that the pre-pandemic Adjusted EBITDA goals were unlikely to be achieved. The Compensation Committee considered various alternatives to adjusting the 2020 EAIP. However, rather than overriding the Adjusted EBITDA goals in their entirety and instead using discretion, the Compensation Committee determined to retain the core EAIP design but recalibrated the threshold-to-target performance curve in order to mitigate the disruption resulting from the pandemic. The Committee viewed this approach as most consistent with its performance-based compensation philosophy because it directly linked the payout benefit with accountability for actual performance.

	Recalibrated 2020 EAIP
	Threshold-to-Target Performance Curve*					Actual	% of Target Achieved	Adjusted EBITDA Payout %
Achievement %	0%	20%	60%	80%	100%

Payout %	0%	12.5%	37.5%	50%	100%

Adjusted EBITDA ($ millions)	$0	$94.8	$284.3	$379.1	$473.9	$286.5	60.5%	37.8%

*	Amounts in between based on interpolation between the points

Qualitative Component (25%)

Pursuant to the EAIP, the Committee established secondary performance goals for the Company and its executives to be used to determine the vesting of the qualitative component under the EAIP, weighted 25% (the “Qualitative Component”). As it has done historically, the Committee set performance goals for 2020, based upon a comprehensive assessment of the Company against its long-term strategic plan and its ability to achieve said goals with its current leadership team and key employees. Therefore, individual performance by the NEOs (as measured by various factors, including, but not limited to, continued growth and diversification of the Company’s asset portfolio, customer and employee satisfaction, and the completion of certain specified legislative and regulatory outcomes), and business unit performance led by the Company’s key employees (as measured by, among other things, revenue performance) also played a significant role in evaluating the Company’s performance, and determining the proper level of compensation deemed necessary to incent and reward the NEOs and key employees to continue to drive growth. These goals relate to the Company’s overall financial goals, strategic goals, and business segment goals, respectively, with no specific weighting attributed to any one goal. In evaluating 2020 performance, in addition to the factors set forth in the preceding section titled Impact of the COVID-19 Pandemic; 2020 Highlights, some of the accomplishments considered by the Committee included:

●	Reacted quickly to significant threats to the Company’s long-term financial health as a result of the COVID-19 global pandemic;

●	Successfully ran the Kentucky Oaks and Kentucky Derby without spectators to protect the long-term value of these iconic assets;

●	Grew TwinSpires handle $521 million, or 35.8%, compared to prior year and nearly 37 points higher than the industry;

●	Launched retail sports betting in Colorado and Michigan;

●	Negotiated and executed multi-year agreements with GAN Limited and Kambi Group PLC to provide player accounts management, casino platform, sports trading and risk management services;

●	Transitioned retail sportsbooks at the Company’s gaming properties from the BetAmerica brand to the TwinSpires brand;

●	Opened its harness racing, simulcast, HRM and hotel facility at Oak Grove;

●	Purchased the remaining non-controlling interests of WKY Development, LLC, a joint venture that owns Oak Grove, from Keeneland Association, Inc. for $3.0 million;

●	Opened Newport as an extension of Turfway Park, offering simulcast and HRM; and

●	Negotiated and executed an agreement in principle to settle the Kater litigation and obtained a release from Aristocrat of any and all indemnification obligations.

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Compensation Discussion and Analysis

As illustrated in the following chart, the Company’s stock price increased to $194.79 per share as of December 31, 2020, from $47.16 per share as of December 31, 2015, and $137.20 as of December 31, 2019 (a 43% year over year increase).

CHDN Stock Price

(Year-End)

In determining the EAIP payouts for the Qualitative Component, the Compensation Committee exercises its discretion to determine whether to payout at, above, or below the target opportunities based upon its review of the outcomes evaluated against Company and individual performance. The individual awards for Mr. Carstanjen, Mr. Mudd, Ms. Dall, and Mr. Miller were made pursuant to the EAIP plan in recognition of the NEOs respective roles in navigating the Company during the COVID-19 pandemic and driving performance during the period ending December 31, 2020.

Summary of 2020 EAIP Awards.

The Committee, after considering the Company’s overall performance, determined that the EAIP awards were earned at approximately 78.3% of target as shown in the table below and in the 2020 Summary Compensation Table in the column labeled “Non-Equity Incentive Plan Compensation.”

Name	Target Incentive Award as a Percentage of Salary(1)	Target Incentive Award in ($)	Financial Component Achievement (Weighted 75%)	Qualitative Component Achievement (Weighted 25%)	Actual 2020 Incentive Award in ($)

William C. Carstanjen	175%	$2,625,000	28.3%	50%	$2,056,389

William E. Mudd	125%	$1,375,000	28.3%	50%	$1,077,156

Marcia A. Dall	100%	$700,000	28.3%	50%	$548,370

Austin W. Miller	80%	$440,000	28.3%	50%	$344,690

In light of the change in financial results from 2019 to 2020 due to the impacts of the COVID-19 global pandemic, the actual EAIP awards earned by the NEOS in 2020 decreased substantially compared to 2019.

Name	Actual 2020 Incentive Award in ($)	Actual 2019 Incentive Award in ($)	Decrease in Actual Incentive Award

William C. Carstanjen	$2,056,389	$3,151,779	(35%)

William E. Mudd	$1,077,156	$1,700,000	(37%)

Marcia A. Dall	$548,370	$800,000	(31%)

Austin W. Miller	$344,690	$500,000	(31%)

2021 Proxy Statement | 35

Compensation Discussion and Analysis

Long-Term Incentives

The objective of the Company’s long-term incentive compensation program is to support the entrepreneurial mindset desired of management by the Board of Directors by providing an opportunity to earn significant equity in the Company for achieving significant performance improvements.

The Company maintains the Executive Long-Term Incentive Plan (the “ELTI Plan”), pursuant to which the NEOs may earn variable equity payouts based upon the Company achieving certain key performance metrics. The purpose of the ELTI Plan is to provide participants with a long-term incentive program that is market-competitive and provides long-term incentives on a regular, predictable, and annual basis. Eligible participants (as determined by the Committee) may be members of the Company’s senior executive team and/or such other executives and key contributors as the Committee may designate from time to time. As and to the extent determined by the Committee as part of the annual compensation planning process for participants, the CEO will participate in the ELTI Plan at a rate determined by the Committee. No individual will have an automatic right to participate in the ELTI Plan. A summary of the 2020 terms and applicable award opportunities, granted by the Committee to the NEOs, is provided below.

During the beginning of 2020, the CEO recommended employees (other than with respect to himself) to the Committee for participation in the ELTI Plan for 2020 and their respective specific levels of proposed participation. Awards granted to eligible employees under the ELTI Plan may be in the form of RSUs, PSUs, or both. To pursue the key objective of linking executive compensation with Company performance, the Committee generally aims to deliver at least 50% of the grant value of the 2020 awards as PSUs.

The Committee approved the 2020 RSU awards and the PSU awards (for the 36-month performance period of January 1, 2020 through December 31, 2022) on February 12, 2020. The 2020 awards are as follows:

Executive Officer	RSUs		PSUs		Total
	#	$(1)	#	$(2)	#	$(3)

William C. Carstanjen	20,592	$3,300,074	20,592	$3,757,010	41,184	$7,057,084

William E. Mudd	9,360	$1,500,034	9,360	$1,707,732	18,720	$3,207,766

Marcia A. Dall	4,056	$650,015	4,056	$740,017	8,112	$1,390,032

Austin W. Miller	3,120	$500,011	3,120	$569,244	6,240	$1,069,255

(1)

The grant date fair value of the time-vesting RSUs, in the above table, was calculated utilizing the closing price of the Company’s common stock as of February 12, 2020 multiplied by the total number of time-vesting RSUs granted.

(2)

The grant date fair value for the PSUs in the above table was calculated based on the probable achievement of the performance goals and a Monte-Carlo simulation model, which factors in the value of the relative TSR modifier (defined below) that is applied to the award before the share-based payment vests. The PSUs, in the above table, represent the target opportunity, and corresponding fair value, available to the grantees should the Company achieve the pre-determined performance metrics. Actual shares that vest pursuant to the PSUs may be more or less given the performance on the selected metrics discussed below.

(3)

The NEOs’ long-term equity awards were adjusted in 2020 in response to the peer group compensation analysis performed by FW Cook. Consistent with the Company’s compensation philosophy, adjustments were made to target the median compensation levels among our peer group. In addition, when evaluating the NEO adjustments, the Committee also considered each executive’s role in, and responsibility for, expanding the Company’s business in new areas, including historical horse racing and sports wagering. Finally, in approving the NEOs’ long-term equity award levels, the Committee allocated a significant portion of their total target direct compensation increases to their target long-term equity award levels to be consistent with the Company’s long-standing compensation philosophy of aligning executive officers’ interests with stockholders through the risks and rewards of equity ownership.

With respect to the PSU awards in the table above, performance will be based on the following three Performance Measures during the 36-month period from January 1, 2020 through December 31, 2022 (the “Performance Period”):

1)

3-Year Cumulative Adjusted Earnings before Interest, Tax, Depreciation and Amortization (“Adjusted EBITDA”) (50% weight). Adjusted EBITDA during the Performance Period relative to the pre-established goals set for such measurement period, will be derived from the Company’s consolidated financial statements with any necessary

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Compensation Discussion and Analysis

adjustments similar to those described further below. The Committee utilized Adjusted EBITDA as elements in both the Company’s EAIP and ELTI Plan in recognition that Adjusted EBITDA is viewed as a core driver of the Company’s performance and stockholder value creation;

2)

3-Year Cumulative Cash Flow Metric (“Cash Flow Metric”) (50% weight). Cumulative Cash Flow (i.e. the sum of the free cash flows from the annual periods ending December 31 of each of 2020, 2021, and 2022, respectively, where the Cash Flow Metric goals are set at the beginning of each of those three periods) will also be derived from the Company’s consolidated financial statements with any necessary adjustments similar to those described further below; and

3)

Relative Total Shareholder Return Modifier. The Company’s TSR modifier will be determined by ranking the return on the Company’s shares against those of the companies in the Russell 2000 index, in each case, over the Performance Period. The Company’s TSR will be calculated based upon the Company’s relative placement against the Russell 2000 over the Performance Period. The PSU awards determined by the Adjusted EBITDA and Cash Flow Metric performance goals described above will then be adjusted based on the Company’s TSR, by increasing the PSU awards by 25% if the Company’s TSR is in the top quartile, decreasing the PSU awards by 25% if the Company’s TSR is in the bottom quartile, and providing no change to the PSU awards if the Company’s TSR is in the middle two quartiles.

The Compensation Committee believed at the time that the performance targets were established that the goals were challenging, but achievable with strong management performance. Because these targets were set in February 2020, these targets were set prior to the time when the Company could have anticipated or known the impact of the impending COVID-19 pandemic.

With respect to the 2020 component of the 2018-2020 PSUs, the Compensation Committee recognized that the original 2020 component was obsolete and considered various alternatives for adjusting for the unplanned impact of the pandemic on 2020 Adjusted EBITDA and Cash Flow. Because of the difficulty of resetting 3-year cumulative goals under the current circumstances, the Committee determined, pursuant to the adjustment provisions of the 2016 Omnibus Stock Incentive Plan, to treat the 2020 performance year the 2018-2020 PSU cycle as achieved at the target level of performance. The Committee viewed this approach as most consistent with its performance-based compensation philosophy, taking into consideration (i) the Company’s strong performance prior to the pandemic, (ii) the Company’s strong stock price performance, and (iii) the strong leadership demonstrated by our executive leadership team under challenging conditions.

The maximum number of PSUs that can be earned for the Performance Period is 250% of target, with payout for each performance measure determined by a payout curve, as achievement that lies between two goals will be interpolated. At the end of the Performance Period, the Committee will review performance achieved on each pre-established Performance Measure.

With respect to the RSU awards, the RSUs vest in one third (1/3) increments on each of December 31, 2020, December 31, 2021 and December 31, 2022, respectively, generally subject to the executive’s continued employment through the applicable vesting date.

With respect to the performance period and related PSU awards under the ELTI Plan for January 1, 2018 through December 31, 2020, the actual performance was certified by the Compensation Committee at its February 2021 meeting (with a TSR at 148.92%, in the top 9% of the Russell 2000 over the performance period) as set forth below:

	Target	Maximum	Actual	% of Target	Projected Payout	Weighted Payout

3-year Cumulative Adjusted EBITDA:	$1,018 million	$1,221.6 million	$1,144.2 million	112.4%	141.3%	70.65%

3-year Cumulative Cash Flow Metric:	$523.5 million	$628.2 million	$603.9 million	115.3%	151.1%	75.55%

Total Weighted Payout:		146.2%

x TSR Modifier:		125%

Target Multiplier:		182.8%

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Compensation Discussion and Analysis

Name(1)	Target PSU Award	Target Multiplier	PSUs Awarded(2)

William C. Carstanjen	27,852	182.8%	50,909

William E. Mudd	10,899	182.8%	19,922

Marcia A. Dall	6,660	182.8%	12,174

Austin W. Miller	3,633	182.8%	6,641

●	Adjusted EBITDA—as defined in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2020.

	2018	2019	2020

Adj. EBITDA as reported in the 2020 Form 10-K	$328.8	$451.4	$286.5

COVID-19 Adjustment	N/A	N/A	$77.5

Adj. EBITDA for Compensation Purposes	$328.8	$451.4	$364.0

●

Cash Flow Metric—Our cash flow metric is defined as Cash Flows from Operating Activities in Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Form 10-K for the year ended December 31, 2020, not including the impact from the change in restricted cash, plus distributions of capital from equity investments less capital maintenance expenditures.

	2018	2019	2020

Cash Flow from Operating Activities	$197.8	$289.6	$141.9

Distributions of Capital from Equity Investments	$0	$0	$0

Capital Maintenance Expenditures	$(29.6)	$(48.3)	$(23.0)

Change in Restricted Cash	$8.8	$6.3	$(7.3)

COVID-19 Adjustment	N/A	N/A	$97.9

Cash Flow Metric	$159.4	$235.0	$209.5

●

Total Shareholder Return—defined as the Company’s stock price as of the end of the measurement period, assuming reinvestment of dividends, divided by the Company’s stock price as of the beginning of the measurement period. The Company’s Total Shareholder Return for the period January 1, 2018 through December 31, 2020 was 148.92%.

Executive Stock Ownership Guidelines

Our Board of Directors has adopted minimum stock ownership guidelines for our executive officers. The principal objective of the guidelines is to enhance the linkage between the interests of shareholders and our executive officers by requiring a meaningful, minimum level of stock ownership. The current guidelines provide that, within five (5) years of becoming subject to the stock ownership guidelines, our CEO should own shares valued at an amount equal to six times (6x) his base salary, our COO should own shares valued at an amount equal to four times (4x) his base salary, and our CFO and other executive officers should own shares valued at an amount equal to three times (3x) the executive’s base salary. In 2020, each NEO met or exceeded the guidelines:

Executive Officer	Ownership Guidelines	Shares Owned(1)	Value of Shares(2)	Multiple of Salary(3)

William C. Carstanjen	6x	544,807	$106,122,956	71

William E. Mudd	4x	254,403	$49,555,160	45

Marcia A. Dall	3x	41,146	$8,014,829	11

Austin W. Miller	3x	27,539	$5,364,322	10

(1)	Calculated as of December 31, 20120 and represents shares of Common Stock owned outright.

(2)	Based on the closing Company stock price of $194.79 as of December 31, 2020.

(3)	Calculated using the base salary information illustrated on page 30.

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Compensation Discussion and Analysis

Anti-Hedging Policy

Under the terms of the Company’s Statement of Company Insider Trading Policy, our directors, officers and other employees are prohibited from engaging in hedging and monetization transactions and transactions that involve exchange-traded options or short sales of the Company’s securities. Because hedging transactions might permit a director, officer or other employee to continue to own our securities without the full rewards and risks of ownership, such hedging transactions are prohibited.

Clawback Policy

Under the terms of the Company’s Executive Incentive Compensation Recoupment Policy, the NEOs’ incentive compensation is subject to “clawback” in the event of a material restatement of the Company’s financial statements due to material noncompliance with any financial reporting requirement under securities laws that would have resulted in less incentive compensation awarded or paid to the executive had the financial results been properly reported during the three fiscal years prior to a material restatement. The Committee may require the NEO to repay all or a portion of compensation paid and cancel unvested or vested incentive compensation awarded during the applicable time-period.

Deferred Compensation and Other Benefits

The Company’s philosophy is to provide retirement and savings benefits to executives which are commonly provided by other public companies. The benefits available to executives include:

401(k). The Company maintains a 401(k) Retirement Plan, which is a profit sharing plan that is intended to be a qualified retirement plan under Section 401(a) of the Internal Revenue Code (the “Code”). The 401(k) Retirement Plan allows all employees who meet the eligibility requirements to become participants. Participants may make salary deferral contributions pursuant to Section 401(k) of the Code up to limits prescribed by the plan and the Code. The Company makes matching contributions with respect to such salary deferrals at a rate of 100% on the first 3% of compensation deferred and 50% on deferrals in excess of 3% of compensation deferred but no more than 5% of compensation deferred. Salary deferral contributions and matching contributions are fully vested at all times. Participants are allowed to direct investment of their accounts under the 401(k) Retirement Plan into as many as 29 investment options. All assets of the 401(k) Retirement Plan are held in a trust that is intended to be qualified under Section 501 of the Code.

Restricted Stock Unit Deferral Plan. On December 13, 2019, the Compensation Committee adopted the Churchill Downs Incorporated Restricted Stock Unit Deferral Plan (the “Deferral Plan”), effective January 1, 2020. The Deferral Plan replaced the Company’s Deferred Compensation Plan, which was frozen with respect to future contributions in December 2019. Under the Deferral Plan, certain individual employees who are management or highly compensated employees of the Company may elect to defer settlement of RSUs granted to them pursuant to the 2016 Omnibus Stock Incentive Plan that are due to be earned and that would otherwise be settled with respect to a given year pursuant to the terms of an RSU agreement between the Company and such employees. The Company believes that the new Deferral Plan further aligns with its overall compensation program objectives by aligning the long-term interests of participants and shareholders through the deferral of RSUs.

Please see the 2020 Nonqualified Deferred Compensation Table, on page 45, and the accompanying narrative below for further information regarding the Deferral Plan and the legacy Nonqualified Deferred Compensation Plan.

Allowances and Other Benefits. The Company’s standard, non-cash executive benefits are Company-paid premiums on executive term life insurance and an optional supplemental long-term disability income plan for each NEO. These plans provide benefits which are similar to those provided to eligible employees, but extend the benefit levels to be appropriate to the income of the executive officers. For Company executives, the Company may reimburse spouse’s travel expenses for travel with the executive on Company business on a case-by-case basis.

Severance Benefits. The Compensation Committee believes that arrangements that provide benefits upon termination or a change in control of the Company support the goals of attracting and retaining qualified executives. Such benefits include clarifying the terms of employment and reducing the risks to the executive where the executive believes that either the Company may undergo a merger or be acquired. In addition, the Compensation Committee believes that such agreements align the interests of executives with the interests of shareholders if a qualified offer to acquire the Company is made, in

2021 Proxy Statement | 39

Compensation Discussion and Analysis

that each of the executives would likely be aware of or involved in any such negotiation and it is to the benefit of shareholders to have the executives negotiating in the best interests of the Company without regard to their personal financial interests. The Compensation Committee has adopted forms of Executive Change in Control, Severance and Indemnity Agreements (the “Change in Control Agreements”) applicable to the NEOs. The terms of the Change in Control Agreements were determined after considering market data and the input of the Committee’s independent compensation consultant at the time. The Change in Control Agreements provide, subject to the Company receiving a general release of claims from the executive, severance benefits in the event the executive’s employment is terminated (i) by the Company other than for “Cause” (as defined in the Change in Control Agreement), “Disability” (as defined in the Change in Control Agreement) or death or (ii) by the executive for “Good Reason” (as defined in the Change in Control Agreement), with enhanced benefits for a termination in connection with a “Change in Control” (as defined in the Change in Control Agreement). All equity-based awards in effect at the time of termination for the aforementioned reasons shall remain governed by the applicable plan or award agreement. The Change in Control Agreements do not provide for any tax gross-ups for excise taxes payable following a Change in Control.

Please see the “Potential Payments Upon Termination or Change of Control” section for a summary of the severance benefits payable to the NEOs under their applicable Change in Control Agreements.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the information appearing above under the heading “Compensation Discussion and Analysis” with management and, based on that review and discussion, has recommended to the Board of Directors that the “Compensation Discussion and Analysis” section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ending December 31, 2020.

Compensation Committee of the Board of Directors:

Daniel P. Harrington, Chair

Robert L. Fealy

Douglas C. Grissom

Paul C. Varga

R. Alex Rankin, ex officio

40 | 2021 Proxy Statement

2020 Summary Compensation Table

2020 SUMMARY COMPENSATION TABLE

The following table provides information regarding compensation earned by our Chief Executive Officer, President & Chief Operating Officer, Executive Vice President & Chief Financial Officer, and Senior Vice President, Gaming Operations (sometimes referred to in this proxy statement as the “Named Executive Officers” or “NEOs”).

Name and Principal Position	Year	Base Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)(4)

William C. Carstanjen Chief Executive Officer	2020	1,359,952	-0-	7,057,084	2,056,389	17,714	10,491,139
	2019	1,350,000	-0-	6,082,661	3,151,779	16,854	10,601,294
	2018	1,276,154	-0-	16,827,946	3,000,000	16,269	21,120,369

William E. Mudd President and Chief Operating Officer	2020	1,025,337	-0-	3,207,766	1,077,156	15,748	5,326,007
	2019	942,307	-0-	2,577,430	1,700,000	48,662	5,268,399
	2018	726,923	-0-	9,389,550	1,250,000	47,126	11,413,599

Marcia A. Dall Executive Vice President and Chief Financial Officer	2020	668,510	-0-	1,390,032	548,370	18,240	2,625,152
	2019	639,423	-0-	1,134,334	800,000	17,077	2,590,834
	2018	607,692	-0-	1,155,060	775,000	16,268	2,554,020

Austin W. Miller Senior Vice President, Gaming Operations	2020	529,760	-0-	1,069,255	344,690	17,736	1,961,442
	2019	477,690	-0-	793,634	500,000	33,930	1,805,254
	2018	399,743	-0-	804,983	325,700	29,437	1,559,863

(1)

In accordance with the SEC executive compensation disclosure rules, the amounts shown in 2020 for stock awards represent the grant date fair value of such awards determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”), but disregarding the estimate of forfeitures, in connection with service-based RSUs and PSUs granted pursuant to the ELTI Plan to each of our NEOs in 2020. The amounts included in the Stock Awards column for the PSUs granted during 2020 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the 2020 PSUs subject to the Adjusted EBITDA, Cash Flow metrics as well as the TSR modifier, the maximum value of such PSUs at the grant date would be as follows: Mr. Carstanjen—$8,250,185; Mr. Mudd—$3,750,084; Ms. Dall—$1,625,036; and Mr. Miller—$1,250,028. See Note 11 to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020 for a discussion of the relevant assumptions used in calculating the amounts reported for 2020.

(2)	Amounts in this column represent payments for performance under the EAIP. Mr. Carstanjen, Mr. Mudd, Ms. Dall, and Mr. Miller received their 2020 EAIP awards in February 2021.

(3)

The table below shows the components of this column for 2020, which include the Company match for each individual’s defined contribution plan contributions, life insurance premiums, and supplemental long-term disability insurance premiums.

(4)

In 2018, the Company approved a special, meaningful, equity award (the “7-Year Grant”) to Mr. Carstanjen and Mr. Mudd. The 7-Year Grant was in addition to participation in the Company’s regular annual long-term incentive program for 2018 and was sized such that it will serve as substantial incentive to retain both executives over the seven-year vesting period and keep both executives focused on the long-term financial and stock price success of the Company. The stock units awarded in the 7-Year Grants were primarily in the form of PSUs (127,587 and 79,743 for Mr. Carstanjen and Mr. Mudd, respectively), with vesting based on the Company’s relative TSR performance versus the Russell 2000 over a three-year performance period (October 30, 2018 through October 29, 2021), with vesting occurring thereafter in 25% annual increments over four years beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested. The remaining stock units awarded were in the form of service-based RSUs (48,711 and 30,444 for Mr. Carstanjen and Mr. Mudd, respectively), which vest in 25% annual increments over four years beginning on the fourth anniversary of the grant date, totaling seven years to be fully vested.

2021 Proxy Statement | 41

All Other Compensation for Fiscal Year Ended December 31, 2020

ALL OTHER COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2020

Name	Company Contributions Under Defined Contribution Plans(1) ($)	Life Insurance Premiums(2) ($)	Supplemental Long-Term Disability Insurance Premiums(3) ($)	Total All Other Compensation ($)

William C. Carstanjen	11,400	4,514	1,800	17,714

William E. Mudd	11,400	2,847	1,501	15,748

Marcia A. Dall	11,400	4,152	2,688	18,240

Austin W. Miller	11,400	4,060	2,276	17,736

(1)

This amount consists of Company contributions to 401(k) plans. In accordance with the adoption of the Deferral Plan, no Company contributions were made to non-qualified deferred compensation plans with respect to 2020.

(2)

Mr. Carstanjen, Mr. Mudd, Ms. Dall and Mr. Miller receive group life coverage equal to two times base salary with a $3 million maximum. The amounts in this column are the premiums for the NEOs’ coverage.

(3)

Mr. Carstanjen, Mr. Mudd, Ms. Dall and Mr. Miller receive long-term disability coverage equal to sixty percent (60%) of their base salary with a $10,000 per month maximum in the event of a long-term disability. The Company offers supplemental long-term disability income insurance to help fill the gap between the executive’s regular monthly net income and the amount that would be paid under the Company’s standard long-term disability insurance policy that is available to other salaried employees. The amounts in this column are the premiums for the NEOs’ supplemental coverage paid by the Company.

42 | 2021 Proxy Statement

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2020

GRANTS OF PLAN-BASED AWARDS FOR FISCAL YEAR ENDED DECEMBER 31, 2020

The grants in the following table are generally described in the Compensation Discussion and Analysis, beginning on page 23.

		Estimated Future Payout under Non-Equity Incentive Plan Awards(1)			Estimated Future Payout under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)
Name	Grant Date	Threshold ($)(4)	Target ($)	Max ($)	Threshold (#)	Target (#)	Max (#)

William C. Carstanjen		0	2,625,000	5,250,000

	02/12/2020							20,592	3,300,074

	02/12/2020				10,296	20,592	51,480		3,757,010

William E. Mudd		0	1,375,000	2,750,000

	02/12/2020							9,360	1,500,034

	02/12/2020				4,680	9,360	23,400		1,707,732

Marcia A. Dall		0	700,000	1,400,000

	02/12/2020							4,056	650,015

	02/12/2020				2,028	4,056	10,140		740,017

Austin W. Miller		0	440,000	880,000

	02/12/2020							3,120	500,011

	02/12/2020				1,560	3,120	7,800		569,244

(1)

Represents annual incentive bonus opportunities under the EAIP for each of the NEOs. See “Executive Annual Incentive Plan” beginning on page 31. Actual bonus payments for 2020 are listed under Non-Equity Incentive Plan Compensation in the 2020 Summary Compensation Table on page 41.

(2)

Represents the PSUs granted under the ELTI Plan to each of the NEOs, which vest based on the Company’s performance with respect to Adjusted EBITDA for compensation purposes and the cash flow metric over the 2020-2022 performance period. The vesting of these awards is also subject to a TSR modifier which could increase or decrease the number of shares earned under an award by 25%, as more fully explained on pages 36-37.

(3)

Represents RSUs granted under the ELTI Plan to each of the NEOs, which are scheduled to vest in 1/3 increments on each of December 31, 2020, 2021 and 2022, subject generally to the NEO’s continued employment through the applicable vesting date.

(4)

Because the EAIP targets were set in February 2020, prior to the time when the Company could have anticipated or known the impact of the impending COVID-19 pandemic, the Compensation Committee determined to retain the core EAIP design but recalibrate the threshold-to-target performance curve in order to directly link the payout benefit with accountability for actual performance as set forth under Executive Annual Incentive Plan on page 33.

2021 Proxy Statement | 43

Outstanding Equity Awards at Fiscal Year-End for Fiscal Year Ended December 31, 2020

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR FISCAL YEAR ENDED DECEMBER 31, 2020

The following table provides information regarding unvested stock awards held by each of the NEOs on December 31, 2020. As of such date, none of our NEOs held any outstanding option awards.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

William C. Carstanjen	72,797	(2)	14,180,128	181,898	(3)	35,431,911

William E. Mudd	41,073	(2)	8,000,610	103,391	(3)	20,139,533

Marcia A. Dall	4,636	(2)	903,046	10,343	(3)	2,014,713

Austin W. Miller	3,748	(2)	730,073	6,549	(3)	1,275,680

(1)	Based on the December 31, 2020 closing price of CHDN of $194.79 per share.

(2)

Represent awards under the ELTI Plan consisting of RSUs for continued employment periods from January 1, 2019 - October 30, 2025. The 72,797 RSUs for Mr. Carstanjen vest as follows: 17,222 units on December 31, 2021; 6,864 on December 31, 2022; 12,177 on October 30, 2022; 12,177 on October 30, 2023; 12,177 on October 30, 2024 and 12,180 on October 30, 2025. The 41,073 RSUs for Mr. Mudd vest as follows: 7,509 units on December 31, 2021; 3,120 units on December 31, 2022; 7,611 on October 30, 2022; 7,611 on October 30, 2023; 7,611 on October 30, 2024 and 7,611 on October 30, 2025. The 4,636 RSUs for Ms. Dall vest as follows: 3,284 units on December 31, 2021 and 1,352 units on December 31, 2022. The 3,748 RSUs for Mr. Miller vest as follows: 2,708 units on December 31, 2021 and 1,040 units on December 31, 2022.

(3)

Represent awards under the ELTI Plan consisting of PSUs for certain performance periods from January 1, 2019 through December 31, 2022. The 181,898 PSUs for Mr. Carstanjen are subject to vesting on the following dates, subject to meeting the performance criteria at the end of each applicable performance period: 33,719 units on December 31, 2021; 20,592 units on December 31, 2022; 31,897 units on October 30, 2022; 31,897 units on October 30, 2023; 31,897 units on October 30, 2024 and 31,896 units on October 30, 2025. The 103,391 PSUs for Mr. Mudd are subject to vesting on the following dates, subject to meeting the performance criteria at the end of each applicable performance period: 14,288 units on December 31, 2021; 9,360 units on December 31, 2022; 19,936 units on October 30, 2022; 19,936 units on October 30, 2023; 19,936 units on October 30, 2024 and 19,935 units on October 30, 2025. The 10,343 PSUs for Ms. Dall are subject to vesting upon meeting the performance criteria at the end of the following performance periods: 6,287 units on December 31, 2021 and 4,056 on December 31, 2022. The 6,549 PSUs for Mr. Miller are subject to vesting upon meeting the performance criteria at the end of the following performance periods: 3,429 on December 31, 2021 and 3,120 on December 31, 2022. For purposes of this table, the PSUs are reported assuming target performance.

44 | 2021 Proxy Statement

Stock Vested for Fiscal Year Ended December 31, 2020

STOCK VESTED FOR FISCAL YEAR ENDED DECEMBER 31, 2020

The following table provides information concerning vesting of stock awards during 2020 for each of the NEOs. None of our NEOs held any stock options during 2020.

	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)

William C. Carstanjen	70,051	$15,826,344	(1)

William E. Mudd	30,869	$6,343,279

Marcia A. Dall	16,209	$3,622,552	(1)

Austin W. Miller	14,227	$2,781,531

(1)

Pursuant to the Deferral Plan, Mr. Carstanjen deferred 6,864 shares on vesting and Ms. Dall deferred 1,352 shares on vesting, which are excluded from these amounts and reported in the table under the “Nonqualified Deferred Compensation Plan for Fiscal Year Ended December 31, 2020.”

(2)

The RSUs vested reflect the market value of the stock on the day the stock vested. The 2018 PSU awards were settled based upon the closing price of the Company’s common stock on February 10, 2021 ($211.37 per share) after certification by the Compensation Committee.

2021 Proxy Statement | 45

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2020

NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL YEAR ENDED DECEMBER 31, 2020

The following table provides information regarding the deferred settlement of RSUs granted to certain NEOs pursuant to the 2016 Omnibus Stock Incentive Plan, in accordance with the Deferral Plan adopted by the Company, effective January 1, 2020 and compensation that had been previously deferred by the NEOs pursuant to the terms of the Company’s legacy nonqualified deferred compensation plan.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(1)(2)

William C. Carstanjen

Deferral Plan	1,290,338	-0-	-0-	-0-	1,290,338

Legacy Nonqualified Deferred Compensation Plan	-0-	-0-	-0-	-0-	-0-

William E. Mudd

Deferral Plan	-0-	-0-	-0-	-0-	-0-

Legacy Nonqualified Deferred Compensation Plan	-0-	-0-	127,050	-0-	929,734

Marcia A. Dall

Deferral Plan	252,176	-0-	-0-	-0-	252,176

Legacy Nonqualified Deferred Compensation Plan	-0-	-0-	42,171	-0-	293,130

Austin W. Miller

Deferral Plan	-0-	-0-	-0-	-0-	-0-

Legacy Nonqualified Deferred Compensation Plan	-0-	-0-	103,474	-0-	1,849,001

(1)

Amounts in this column represent the market value of RSUs which vested on December 31, 2020 but were elected to be deferred under the Deferral Plan. For purposes of this disclosure, market value is determined using the December 31, 2020 closing price of CHDN of $194.79 per share.

(2)	Of the totals in this column, the following totals have been reported in the Summary Compensation Table for previous years:

Name	2020 ($)(2)	Previous Years ($)

William C. Carstanjen	1,290,338	-0-

William E. Mudd	-0-	488,359

Marcia A. Dall	252,176	175,900

Austin W. Miller	-0-	210,590	(1)

(1)

Mr. Miller became an NEO in 2018. Because Mr. Miller’s compensation has not previously been reported in the Company’s summary compensation tables, deferrals from years prior to 2018 are not reported here.

(2)

Amounts in this column represent the market value of RSUs which vested on December 31, 2020 but were elected to be deferred under the Deferral Plan. For purposes of this disclosure, market value is determined using the December 31, 2020 closing price of CHDN of $194.79 per share.

46 | 2021 Proxy Statement

Nonqualified Deferred Compensation for Fiscal Year Ended December 31, 2020

The following table provides information regarding elections by the NEOs to defer settlement of RSUs granted to them pursuant to the 2016 Omnibus Stock Incentive Plan, in accordance with the Deferral Plan adopted by the Company, effective January 1, 2020.

Name	Value of Deferred RSUs(1)(2)	Deferral Election on 02/12/2020 Grant

William C. Carstanjen	$1,290,338	100%

William E. Mudd	-0-	0%

Marcia A. Dall	$252,176	100%

Austin W. Miller	-0-	0%

(1)	Includes value of accrued dividends of $3,945 for Mr. Carstanjen, and $702 for Ms. Dall.

(2)

Amounts in this column represent the market value of RSUs which vested on December 31, 2020 but were elected to be deferred under the Deferral Plan. For purposes of this disclosure, market value is determined using the December 31, 2020 closing price of CHDN of $194.79 per share.

Under the Deferral Plan, an account has been established and maintained for each participant, and each participant’s account has been credited with all RSUs and any applicable dividend equivalents allocated to such participant. A participant’s account under the Deferral Plan will be settled on the earlier of: (i) the participant’s separation from service with the Company or (ii) the date fixed in such participant’s plan participation agreement.

The Nonqualified Deferred Compensation table above shows information about the Company’s legacy nonqualified deferred compensation plan. In December 2019, this plan was frozen with respect to future contributions. Participants can elect to receive their deferred compensation balance (i) upon termination of employment through a lump sum payment or (ii) while employed by the Company provided that the initial distribution date is at least five (5) years from the initial participation date, in which case distributions may be made on a monthly basis or in a lump sum.

2021 Proxy Statement | 47

Potential Payments Upon Termination or Change of Control

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

The Company has entered into certain agreements and maintains certain plans that will require the Company to provide compensation to the NEOs in the event of a termination of employment. None of our compensation arrangements with our NEOs provide for single trigger vesting or severance benefit upon a change in control (“CIC”) of the Company without a related or subsequent qualifying termination of employment. The amount of compensation payable to each NEO in each situation as of December 31, 2020 is listed in the table below.

Name	Cash Severance Payment ($)		Acceleration & Continuation of Equity Awards ($)(1)		Total Benefits ($)

William C. Carstanjen

Involuntary or good reason termination	10,880,595		29,560,843	(4)	40,441,438

Change in control without termination	-0-		-0-		-0-

Death or Disability	2,625,000	(2)	29,560,843	(5)	32,185,843

Involuntary or good reason termination within 2 years CIC	10,880,595		49,612,039	(3)	60,492,634

William E. Mudd

Involuntary or good reason termination	5,092,736		16,504,459	(4)	21,597,195

Change in control without termination	-0-		-0-		-0-

Death or Disability	1,375,000	(2)	16,504,459	(5)	17,879,459

Involuntary or good reason termination within 2 years CIC	6,330,236		28,140,143	(3)	34,470,379

Marcia A. Dall

Involuntary or good reason termination	2,102,447		1,982,832	(4)	4,085,279

Change in control without termination	-0-		-0-		-0-

Death or Disability	700,000	(2)	1,982,832	(5)	2,682,832

Involuntary or good reason termination within 2 years CIC	2,802,447		2,917,759	(3)	5,720,206

Austin W. Miller

Involuntary or good reason termination	1,486,736		1,377,944	(4)	2,864,680

Change in control without termination	-0-		-0-		-0-

Death or Disability	440,000	(2)	1,377,944	(5)	1,817,944

Involuntary or good reason termination within 2 years CIC	1,981,736		2,005,753	(3)	3,987,489

(1)

Represents the market value as of December 31, 2020 of stock awards accelerated or continued in each scenario. For purposes of this disclosure, market value is determined using the December 31, 2020 closing price of CHDN of $194.79 per share.

(2)	Represents the pro rata bonus for the year of death or disability based on the target bonus the executive was eligible to receive for that year.

(3)

Represents one hundred percent (100%) of all unvested RSU and PSU awards (based on to-date performance as of the termination date) granted under the 2016 Omnibus Stock Incentive Plan and the ELTI Plan.

(4)

Represents (i) continued vesting of all unvested RSUs as of the termination date, plus (ii) continued vesting of all PSUs based on performance through the entire performance period, pro-rated for the time the NEO was employed during that performance period. For purposes of this table, all PSUs values are based on target performance.

(5)

Represents (i) accelerated vesting of all unvested RSUs as of the termination date, plus (ii) continued vesting of all PSUs based on performance through the entire performance period, pro-rated for the time the NEO was employed during that performance period. For purposed of this table, all PSUs values are based on target performance.

48 | 2021 Proxy Statement

Potential Payments Upon Termination or Change of Control

Non-Solicit Provisions

The NEOs each entered into an Executive Change in Control, Severance and Indemnity Agreement (the “Change in Control Agreements”) with the Company, replacing all previously executed employment agreements, if any, which were mutually terminated by the Company and each NEO. Pursuant to each of these agreements, each NEO is subject to a two-year non-solicitation period after the termination of their employment with the Company for any reason, during which they may not solicit any employee of the Company to leave employment with the Company or solicit any customer of the Company for the purpose of engaging in business with them that competes with the business engaged in by the Company.

Severance Benefits

The Change in Control Agreements, executed by the NEOs, provide for the following principal severance provisions upon termination by the Company without cause or by the executive upon constructive termination or for good reason (as defined in each agreement):

Mr. Carstanjen and Mr. Mudd. The Change in Control Agreement executed by Mr. Carstanjen and Mr. Mudd in 2018 provides that, upon termination by the Company without cause or by the executive upon constructive termination or for good reason, the executive will be entitled to receive (a) an amount in cash equal to, in the case of Mr. Carstanjen, 2 times and, in the case of Mr. Mudd, 1.5 times the sum of (x) the executive’s annual base salary and (y) the amount of the executive’s annual target bonus for the year in which the executive was terminated, (b) a lump sum amount equal to the prorated in-cycle bonus of executive’s target bonus for the year in which the executive’s termination of employment occurs, (c) treatment of all equity-based awards per the terms of the applicable plan, award or agreement, and (d) a lump sum cash payment equal to the total premiums for medical, dental and vision benefits for a three-month period.

Ms. Dall and Mr. Miller. The Change in Control Agreement executed by Ms. Dall in 2020 and Mr. Miller in 2019 provides that, upon termination by the Company without cause or by the executive upon constructive termination or for good reason, the executive will be entitled to receive (a) an amount in cash equal to 1.5 times the sum of (x) the executive’s annual base salary and (y) the amount of the executive’s annual target bonus for the year in which the executive was terminated, (b) treatment of all equity-based awards per the terms of the applicable plan, award or agreement, and (c) a lump sum cash payment equal to the total premiums for medical, dental and vision benefits for a three-month period.

Change in Control Benefits. The current agreements for the NEOs also provide for the following change in control provisions: if the executive is terminated within two years following a change in control, the NEO will receive severance as provided above, except that the salary and bonus severance multiple shall in each case be 2x.

In the event that any payments to any of the NEOs are subject to the excise tax imposed by Section 4999 of the Code, such payments shall be reduced to one dollar ($1) below the maximum amount of payments that will not be subject to such tax; provided, however, that the foregoing limitation shall not apply in the event the total payments to the NEO, on an after-tax basis, would exceed the after-tax benefits to the NEO if such limitation applied. The NEO shall bear the expense of any and all excise taxes due on any payments that are deemed to be “excess parachute payments” under Section 280G of the Code.

2021 Proxy Statement | 49

Pay Ratio

PAY RATIO

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Mr. Carstanjen, our Chief Executive Officer. To understand this disclosure, we think it is important to give context to our operations. Our business is seasonal and relies heavily on seasonal, part-time and hourly workers. In addition, our gaming business operation also employs many part time hourly employees. In total, approximately 76.5% of our workforce consists of hourly employees.

We strive to create a compensation program that is competitive in terms of both the position and the geographic location in which the employee is located. Accordingly, our pay structures vary among employees based on position and geographic location.

Identification of Median Employee

For 2020, we elected to use December 24, 2020 as the date on which to determine our median employee, rather than the December 22nd date that was used for the 2019 pay ratio calculation. This date was chosen because it followed the closing and administrative processing of the 2020 fall race meets at Churchill Downs Racetrack and Arlington Park Racecourse, so seasonal employees utilized only during the race meets (i.e., not during the majority of the year) and not viewed as representative of our general employee base were no longer on the payroll. As of December 24, 2020, we had approximately 5,498 employees. For purposes of identifying the median employee, we ran a report for all year-to-date taxable compensation for employees as of the selection date, and sorted by the total compensation.

Using this methodology, we determined our median employee was a full-time, hourly employee with an annual total compensation of $26,000. We used base cash compensation as our compensation measure as it is the principal form of compensation delivered to all of our employees and annualized compensation for full-time and part-time employees hired during 2020 who did not work an entire year. In determining the annual total compensation of the median employee, we calculated such employee’s compensation in accordance with Item 402(c)(2)(x) of Regulation S-K as required pursuant to SEC executive compensation disclosure rules. This calculation is the same calculation used to determine total compensation for purposes of the 2020 Summary Compensation Table with respect to each of the NEOs.

Ratio (2020)

Median Annual Total Compensation (excluding CEO)	$26,000

CEO Annual Total Compensation	$10,491,139

Pay Ratio	404 to 1

SEC rules for identifying the median employee and calculating the pay ratio allow companies to apply various methodologies and assumptions and, as a result, the pay ratio reported by us may not be comparable to the pay ratio reported by other companies.

50 | 2021 Proxy Statement

Equity Compensation Plan Information

EQUITY COMPENSATION PLAN INFORMATION(1)

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(b) Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))

Equity compensation plans approved by security holders(2)	695,591	(3)(4)	-0-	1,945,164	(5)

Equity compensation plans not approved by security holders	-0-		-0-	-0-

Total	695,591		-0-	1,945,164

(1)

This table provides information, as of December 31, 2020, about CHDN Common Stock that may be issued upon the exercise of options and settlement of other equity awards under all compensation plans under which equity securities are reserved for issuance.

(2)

The equity compensation plans of the Company which have been approved by the shareholders of the Company and pursuant to which equity securities are authorized for issuance are the Churchill Downs Incorporated 2000 Employee Stock Purchase Plan (“Stock Purchase Plan”) and the Churchill Downs Incorporated 2016 Omnibus Stock Incentive Plan (“2016 Plan”).

(3)

Includes 302,181 PSUs and 257,396 RSUs that were outstanding on December 31, 2020 under the 2016 Plan. For purposes of this table, we have included the number of shares issuable under outstanding PSUs assuming performance targets are achieved. Please see the “Compensation Discussion and Analysis” section of this Proxy Statement for further information regarding the 2020 PSUs, including performance metrics applicable to such awards.

(4)

Because each participant in the Stock Purchase Plan has one option each plan year and that option consists of the number of shares which can be purchased, through exercise, at the end of the plan year using compensation deductions made throughout the plan year, no outstanding options, warrants or rights for a specific number of the Company’s securities to be issued upon exercise existed at December 31, 2020 and, therefore, none are included in this total for the Stock Purchase Plan.

(5)

Of this total, as of December 31, 2020, 574,653 shares of Common Stock of the Company remained available for future issuance under the Stock Purchase Plan and 1,370,511 shares of Common Stock of the Company remained available for future issuance under the 2016 Plan. Stock awards under the 2016 Plan will be counted against the maximum number of shares as to which stock awards may be granted on a ratio of 1-to-1.

2021 Proxy Statement | 51

Certain Relationships and Related Transactions

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has adopted written policies and procedures for identifying and approving or ratifying related person transactions. The policies and procedures cover all related person transactions required to be disclosed under Item 404 (a) of Regulation S-K. The Audit Committee is responsible for applying the policies and procedures. In evaluating related person transactions, the Audit Committee considers all factors it deems appropriate, including without limitation, whether the related person transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction, and whether products or services of a similar nature, quantity, or quality are readily available from alternative sources.

Directors of the Company may from time to time own or have interests in horses racing at the Company’s tracks. All such races are conducted, as applicable, under the regulations of the Kentucky Horse Racing Commission, the Illinois Racing Board, the Florida Department of Business and Professional Regulation Division of Pari-Mutuel Wagering, the Louisiana State Racing Commission, the Ohio State Racing Commission, the Maryland Racing Commission, and the Pennsylvania State Horse Racing Commission, and no director receives any extra or special benefit with regard to having his or her horses selected to run in races or in connection with the actual running of races.

In its ordinary course of business, the Company may enter into transactions with certain of its officers and directors for the sale of personal seat licenses and suite accommodations at its racetracks, and tickets for its live racing events. The Company believes that each such transaction has been on terms no less favorable for the Company than could have been obtained in a transaction with a third party and no such person received any extra or special benefit in connection with such transactions.

On February 1, 2021, the Company entered into an agreement with CDI Holdings, LLC, an affiliate of The Duchossois Group, Inc (“TDG”) to repurchase 1,000,000 shares of the Company’s Common Stock from TDG in a privately negotiated transaction at a price per share equal to $193.94, for an aggregate purchase price of approximately $193.9 million.

On February 11, 2021, Hunter Rankin was hired as the Senior Director of Racing for the Company to focus on supporting and enhancing the Company’s commitment, position and role in the U.S. thoroughbred racing and breeding industry, including implementing the standards and processes outlined in the Horse Racing Integrity and Safety Act across all of the Company’s racing properties and representing the Company’s interests as an advocate for important issues and policies within the racing and breeding industry. Hunter Rankin is the son of Alex Rankin, Chairman of the Board of the Company and a director of the Company since 2008. Many candidates were considered for the position and Hunter Rankin was selected based on his skill set and prior experience in the racing and breeding industries, his familiarity with the recently enacted Horse Racing Integrity and Safety Act, and the breadth of relationships he has developed with key stakeholders within the racing and breeding industries. Hunter Rankin’s annual base salary is $165,000 and he is entitled to an annual bonus and restricted stock awards at the discretion of the Company, as well as employee benefits consistent with employees in similar positions with the Company.

Other than as described above, since January 1, 2020, no transaction was identified as a related party transaction.

52 | 2021 Proxy Statement

Churchill Downs Incorporated Audit Committee Report

CHURCHILL DOWNS INCORPORATED AUDIT COMMITTEE REPORT

The following is the report of the Company’s Audit Committee (the “Committee”), which consisted of five directors in 2020, each of whom has been determined by the Board of Directors (the “Board”) to meet the current standards of the SEC and the Nasdaq exchange to be considered an “independent director.” The Board has also determined that two members, Daniel P. Harrington and Karole F. Lloyd, are “audit committee financial experts” as defined by the SEC.

The Committee has an Audit Committee Charter (the “Charter”), which was amended, restated and approved by the Board on February 23, 2021. The Charter sets forth certain responsibilities of the Committee, which include oversight of the integrity of the financial statements of the Company, the systems of internal controls over financial reporting which management has established, the independence and performance of the Company’s internal and independent auditors, the Company’s compliance with financial, accounting, legal and regulatory requirements, and the effectiveness of the Enterprise Risk Management (“ERM”) function. The Committee reviews the work of the Company’s management, the internal audit staff and the independent auditors on behalf of the Board.

Specifically, the Committee:

●

Met four (4) times during the year, during which the Committee reviewed and discussed with management and the independent auditors the Company’s interim and annual financial statements for 2020; at each of such meetings, the Committee met in executive session with the Company’s Vice President of Internal Audit, independent auditors, General Counsel, CFO, and CEO.

●	Discussed with the independent auditors all matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

●

Received the written disclosures and letters from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board, regarding the independent auditors’ communications with the Audit Committee concerning independence, and discussed with the independent auditors the independent auditors’ independence.

●

Based on the review and discussions referred to in the first three bullets above, the Committee recommended to the Board that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

●	Reviewed and discussed reports from the Company’s internal audit department and reports from the Company’s legal department.

●	Discussed with management and the independent auditors the quality of the Company’s internal controls.

●	Reviewed and approved all related person transactions, if any.

●	Self-evaluated the effectiveness of the Committee.

●	Evaluated the effectiveness of the Company’s internal audit function.

●

Inquired of management, including its internal auditor, and the Company’s independent auditors regarding significant risks or exposures, including those related to fraudulent activities, facing the Company; assessed the steps management has taken or proposes to take to minimize such risks to the Company; and reviewed compliance with such steps.

●

Reviewed and approved the 2020 audit and non-audit services and related fees provided by the independent auditors, PricewaterhouseCoopers LLP (“PwC”). The non-audit services approved by the Audit Committee were also reviewed to ensure compatibility with maintaining the auditor’s independence.

●

In February 2020, the Committee selected PwC to be reappointed as independent auditors for the calendar year 2020. The Committee also reviewed and approved the estimated 2020 audit fees for services related to the first quarter of 2020 review.

2021 Proxy Statement | 53

Churchill Downs Incorporated Audit Committee Report

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed to be filed under either the Securities Act or the Exchange Act.

Members of the Audit Committee

Karole F. Lloyd, Chair

Ulysses L. Bridgeman, Jr.

Daniel P. Harrington

Paul C. Varga

R. Alex Rankin, ex officio

54 | 2021 Proxy Statement

Multiple Shareholders Sharing the Same Address

MULTIPLE SHAREHOLDERS SHARING THE SAME ADDRESS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single Proxy Statement or Notice addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies.

At this time, one or more brokers with accountholders who are Company shareholders will be “householding” our proxy materials. A single Proxy Statement or Notice will be delivered to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Proxy Statement or Notice, please notify your broker. You may direct your written request for a copy of the Proxy Statement or Notice to Churchill Downs Incorporated, Attn: Paula Chumbley, 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, or at (502) 636-4400. If your broker is not currently “householding” (i.e., you received multiple copies of the Company’s Proxy Statement or Notice), and you would like to request delivery of a single copy, you should contact your broker.

2021 Proxy Statement | 55

Proposals by Shareholders

PROPOSALS BY SHAREHOLDERS

Any shareholder proposal that may be included in the Board of Directors’ Proxy Statement and proxy for presentation at the annual meeting of shareholders to be held in 2022 must be received by the Company at the principal executive office at 600 N. Hurstbourne Parkway, Ste. 400, Louisville, Kentucky 40222, Attention of the Secretary, no later than November 11, 2021. Pursuant to the Company’s Amended and Restated Bylaws, proposals of shareholders intended to be presented at the Company’s 2022 annual meeting of shareholders, but not included in the Proxy Statement, must be received by the Company at the principal executive offices of the Company not less than 90 nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of shareholders. Accordingly, any shareholder proposals intended to be presented at the 2022 annual meeting of shareholders of the Company must be received in writing by the Company at its principal executive offices no later than January 20, 2022, and no sooner than December 21, 2021. Any proposal submitted before or after those dates will be considered untimely, and the Chairman shall declare that the business is not properly brought before the meeting and such business shall not be transacted at the annual meeting.

By Order of the Board of Directors

R. ALEX RANKIN
Chairman
BRADLEY K. BLACKWELL
Senior Vice President,
General Counsel and Secretary

Louisville, Kentucky

March 11, 2021

PLEASE VOTE BY TELEPHONE OR OVER THE INTERNET

IF YOU CANNOT ATTEND VIRTUALLY

56 | 2021 Proxy Statement

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY:
P.O. BOX 8016, CARY, NC 27512-9903	INTERNET Go To: www.proxypush.com/CHDN ● Cast your vote online ● Have your Proxy Card ready. ● Follow the simple instructions to record your vote.
PHONE Call 1-866-284-6863 ● Use any touch-tone telephone, 24 hours a day, 7 days a week. ● Have your Proxy Card ready. ● Follow the simple recorded instructions.
MAIL ● Mark, sign and date your Proxy Card. ● Fold and return your Proxy Card Form in the postage-paid envelope provided.

CONTROL NUMBER
Churchill Downs Incorporated

Annual Meeting of Stockholders	Please fold here — Do not separate

For Stockholders as of March 01, 2021

TIME:	Tuesday, April 20, 2021 09:00 AM, Eastern Time

PLACE:	Via live webcast at www.proxydocs.com/CHDN

This proxy is being solicited on behalf of the Management

The undersigned hereby appoints Douglas C. Grissom and Ulysses L. Bridgeman, Jr., and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Churchill Downs Incorporated which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2021 Mediant Communications Inc. All Rights Reserved

Churchill Downs Incorporated

Annual Meeting of Stockholders

Please make your marks like this: Use dark black pencil or pen only

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL(S) 1, 2, 3.

	PROPOSAL		YOUR VOTE		MANAGEMENT RECOMMENDS

1.	Election of Class I Directors
		FOR	WITHHOLD
	To vote for all directors mark here:	☐

	1.01 Willam C. Carstanjen	☐	☐		FOR

	1.02 Karole F. Lloyd	☐	☐		FOR

	1.03 Paul C. Varga	☐	☐		FOR

		FOR	AGAINST	ABSTAIN
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2021.	☐	☐	☐	FOR

3.	To approve, on a non-binding advisory basis, the Company’s executive compensation as disclosed in the proxy statement.	☐	☐	☐	FOR

You must pre-register to attend the meeting online and/or participate at the email address indicated.

Authorized Signatures - Must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date